CONFIDENTIAL    Execution Version

Exhibit 2.1
STOCK PURCHASE AGREEMENT
AMONG
NEXMO INC.,
TELEFÓNICA DIGITAL LTD.,
and
TELEFÓNICA DIGITAL, INC.
July 30, 2018

i

ii

Exhibits
Exhibit A    -    Example of the Estimated Closing Date Balance Sheet
Exhibit B    -    Example of Closing Working Capital
Exhibit C    -    Transition Services Agreement
Exhibit D    -    Indemnification Insurance Policy

iii

STOCK PURCHASE AGREEMENT
This STOCK PURCHASE AGREEMENT (this “Agreement”) is dated as of July 30, 2018, among Telefónica Digital Ltd., a private limited company formed under the laws of England and Wales and registered with number 07884976 (the “Seller”), Telefonica Digital, Inc., a Delaware corporation (the “Company”), and Nexmo Inc., a Delaware corporation (“Buyer”). For purposes of this Agreement, capitalized terms not otherwise defined herein shall have the meanings specified in Article I.
RECITALS:
WHEREAS, the Seller is the owner of all of the issued and outstanding shares of capital stock of the Company (the “Shares”); and
WHEREAS, Buyer has agreed to purchase from the Seller, and the Seller has agreed to sell to Buyer, the Shares pursuant to the terms of this Agreement.
NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I

DEFINITIONS
Section 1.1    Definitions. In this Agreement, the following terms have the meanings specified or referred to in this Section 1.1, which meanings shall be equally applicable to both the singular and plural forms.
“Accounting Principles” means in accordance with applicable Law and GAAP as in effect at the Closing Date, using and applying the same accounting principles, practices, procedures, policies and methods (with consistent classifications, judgments, elections, inclusions, exclusions and valuation methodologies) used and applied by the Company in the preparation of the Interim Financial Statements and the example of the Estimated Closing Date Balance Sheet set forth in Exhibit A; provided, that if such accounting principles, practices, procedures, policies and methods and GAAP are inconsistent, the accounting principles, practices, procedures, policies and methods used in the preparation of the Interim Financial Statements and the example of the Estimated Closing Date Balance Sheet set forth in Exhibit A shall control; provided, further, that the Accounting Principles (i) shall be based on facts and circumstances as they exist on the Closing Date, and (ii) shall follow the defined terms contained in this Agreement.
“Acquired Companies” means, collectively, the Company and the Company Subsidiaries.
“Action” means any action, hearing, lawsuit, arbitration, audit, notice of violation, proceeding, litigation, citation, summons, subpoena, investigation or inquiry, whether civil, criminal, administrative, or regulatory, and whether at law or in equity.

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under Common Control with such Person.
“Anti-Money Laundering Laws” means laws and regulations related to terrorism financing or money laundering, including the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (also known as the “PATRIOT Act”) (Title III of Pub. L. 107-56), and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”) (31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) or any foreign Laws related to terrorism financing or money laundering as applicable to any of the Acquired Companies.
“Business Day” means any day other than a Saturday, Sunday or other day on which national banks in New York, New York, United States, or Madrid, Spain are authorized or required by Law to remain closed.
“Buyer Fundamental Representations” means, collectively, the representations and warranties set forth in Section 5.1 (Organization; Power and Authority; Capital Structure) and Section 5.4 (Brokers).
“Buyer’s Accountants” means Deloitte LLP.
“Carve-Out Transaction” means the following transactions that were completed by the Acquired Companies prior to the date hereof: (a) the sale of the assets held by Seller related to the Seller Group’s line of business referred to as “Novum” by virtue of that certain equipment bill of sale executed on June 15, 2018; (b) the sale of shares representing all of the outstanding shares of the Israeli company Telefónica Digital Ltd. by virtue of that certain share transfer agreement executed on June 26, 2018; (c) the transfer of the Jajah Trademarks to one or more members of the Seller Group by virtue of that certain deed of assignment executed on May 15, 2018; (d) the transfer of certain machine to machine agreements to the Seller Group by virtue of the assignment agreements executed on May 1, 2018; (e) the transfer of certain global employees of the Seller Group working in the Silicon Valley Office to Telefónica USA, Inc.; and (f) the transfer of certain support agreements and the lease agreement related to the Silicon Valley Office to one or more members of the Seller Group.
“Cash and Cash Equivalents” means (a) the cash held in deposit accounts, including money market accounts, (b) cash subject to checks on hand but not yet deposited (only to the extent the relevant amount is not included in the accounts receivables) and excluding all checks that have been written but not yet cleared or cashed, (c) restricted cash of the Acquired Companies comprised of security deposits in connection with the Office Leases, (d) in-process electronic funds transfers to the Acquired Companies (only to the extent the relevant amount is not included in the accounts receivables) and excluding in-process electronic funds transfers by the Acquired Companies, and (e) cash equivalents (including marketable securities) held by the Acquired Companies, in each case as of the close of business on the Closing Date and calculated in accordance with the Accounting Principles.

“Closing Date Payment” has the meaning set forth in Section 2.5(b).
“Closing Working Capital” means: (a) the Current Assets of the Acquired Companies less (b) the Current Liabilities of the Acquired Companies, each determined as of the close of business on the Closing Date, in each case calculated in accordance with the Accounting Principles and the example set forth in Exhibit B.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitment” means, with respect to a Person, (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights or other agreements that could require such Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of such Person; (c) statutory pre-emptive rights with respect to such Person’s Equity Interests or pre-emptive rights granted under such Person’s Governing Documents or any Contract to which such Person is a party or binding on such Person with respect to such Person’s Equity Interests; and (d) stock appreciation rights, phantom stock, profit participation or other similar rights with respect to such Person.
“Company Business” means the business of the Acquired Companies as presently conducted, including the design, development, manufacturing, distribution, sale, marketing, licensing, supply, and provision of the Company Offerings.
“Company Fundamental Representations” means, collectively, the representations and warranties set forth in Section 3.1 (Organization; Power and Authority; Capital Structure), Section 3.2 (Subsidiaries), Section 3.17 (No Brokers), Section 4.1 (Organization; Power and Authority), Section 4.3 (Ownership) and Section 4.4 (Brokers).
“Company Indebtedness” means all Indebtedness of the Acquired Companies as of the close of business on the Closing Date.
“Company Intellectual Property Rights” means any and all Intellectual Property Rights that are owned, used, held for use or practiced by any of the Acquired Companies, including any Intellectual Property Rights incorporated into or otherwise used, held for use or practiced in connection with (or planned by any of the Acquired Companies to be incorporated into or otherwise used, held for use or practiced in connection with) any Company Offering.
“Company Offerings” means any and all products or services offered, licensed, provided, sold, distributed, or made available by any of the Acquired Companies, and any and all products or services under design or development (or already designed or developed) by any of the Acquired Companies, including all versions and releases of the foregoing, together with any related documentation, materials, or information.
“Company Software” means all Software owned by or developed by or for any of the Acquired Companies.

“Company Subsidiaries” means, collectively, TokBox, Inc., a California corporation, and TokBox Australia Pty Limited, a company formed under the laws of Australia.
“Company Technology” means any and all Technology owned, used, held for use or practiced by any of the Acquired Companies, including any Technology incorporated into or otherwise used, held for use or practiced in connection with (or planned by any of the Acquired Companies to be incorporated into or otherwise used, held for use or practiced in connection with) any Company Offering.
“Company Transaction Expenses” means expenses, unpaid as of immediately prior to the Closing, relating to the transactions contemplated hereby for which an Acquired Company is or may become liable, including (i) one-half of the cost of the Indemnification Insurance Premium, (ii) any transaction bonus, change of control or similar payment obligations of the Acquired Companies that become due or payable in connection with the transactions contemplated hereby, but excluding such bonuses with double trigger acceleration (where such bonus is payable as a result of the termination of the bonus recipient by Buyer or an Affiliate of Buyer (including the Acquired Companies) following Closing), together with any payroll or other Taxes payable in connection therewith, and (iii) one-half of the Acquired Companies’ obligations with respect to the LTIP for 2018 together with any payroll or other Taxes payable in connection therewith.
“Contaminant” means any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” “corruptant,” “worm,” “malware,” “spyware,” or “trackware” (as such terms are commonly understood in the Software industry) or any other code designed, intended to, or that does have any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, any computer, tablet computer, handheld device or other device, or (ii) damaging or destroying any data or file without a user’s consent.
“Contract” means any contractual agreement, commitment, undertaking, or arrangement of any kind, whether written or oral, in each case that purports to be legally binding.
“Control” means, as to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by,” “under Common Control with” and “Controlling” shall have correlative meanings.
“Copyleft License” means any license of Technology that provides, as a condition to the use, modification, or distribution of such licensed Technology, that such licensed Technology or any other Technology that is incorporated into, derived from, based on, linked to, or used or distributed with such licensed Technology, be licensed, distributed, or otherwise made available: (i) in a form other than binary or object code (e.g., in source code form); (ii) under terms that permit redistribution, reverse engineering, or creation of derivative works or other modification; or (iii) without a license fee. “Copyleft Licenses” include the GNU General Public License, the GNU Library General Public License, the GNU Lesser General Public License, the Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and all Creative Commons “share-alike” licenses.

“Copyrights” means copyrights, mask work rights and similar or equivalent rights with respect to Works of Authorship and Mask Works and all registrations of the foregoing and applications for the foregoing (including moral and economic rights, however denominated).
“Current Assets” means, with respect to the Acquired Companies, accounts receivable (net of reserves for bad debts), inventory and prepaid expenses (but excluding (a) the portion of any prepaid expense of which Buyer will not receive the benefit following the Closing, (b) deferred Tax assets, (c) receivables from any of the Acquired Companies’ Affiliates, directors, employees, officers or stockholders and any of their respective Affiliates, and (d) Cash and Cash Equivalents) in each case calculated in accordance with the Accounting Principles and the example set forth in Exhibit B.
“Current Liabilities” means, with respect to the Acquired Companies, accounts payable, accrued Taxes and accrued expenses (but excluding (a) payables to any of the Acquired Companies, (b) deferred Tax liabilities, (c) Company Transaction Expenses and (d) any Indebtedness of the Acquired Companies), in each case calculated in accordance with the Accounting Principles and the example set forth in Exhibit B.
“Databases” means databases and other compilations and collections of data or information.
“Dollars” or “$” means the lawful currency of the United States.
“Domain Names” means domain names, uniform resource locators and other names and locators associated with the Internet.
“Encumbrance” means any lien (statutory or other), pledge, mortgage, deed of trust, security interest, charge, claim, easement, encroachment, community property interest, equitable interest, option, right of way, right of first refusal, or other similar encumbrance or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
“Equity Interests” means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, membership interests, other equity ownership interests or other partnership or limited liability company interests, including economic or profits interests, and any Commitments with respect thereto, and (c) with respect to any other Person, any other equity ownership in such Person.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means any entity that is considered a single employer with the Company under Section 4001(b) of ERISA or part of the same “controlled group” as the Company for purposes of Section 302(d)(3) of ERISA.
“FCPA Governmental Authority” shall mean (i) any Governmental Body, (ii) any public international organization (such as the World Bank, the European Union, the United Nations

Educational, Scientific, and Cultural Organization, or the World Intellectual Property Organization), (iii) any agency, division, bureau, department, or other political subdivision of any government, entity or organization described in the foregoing clauses (i) or (ii), (iv) any company, business, enterprise, or other entity owned or controlled by any government, entity, or organization described in the foregoing clauses (i), (ii) or (iii) or (v) any political party.
“FCPA Government Official” shall mean (i) any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any FCPA Governmental Authority, (ii) any political party official or candidate for political office or (iii) any company, business, enterprise or other entity owned or controlled by any Person described in the foregoing clauses (i) or (ii).
“Foreign Benefit Plan” means each Benefit Plan that is maintained by an Acquired Company primarily in respect of any current employees, contractors, or directors of the Acquired Companies who are located outside of the United States, other than any compensation plan or arrangement maintained by a Governmental Body or required to be maintained or contributed to by Law.
“GAAP” means United States generally accepted accounting principles, consistently applied by the Company, in effect at the date of the financial statement to which it refers.
“Governing Documents” means (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the Laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the Laws of its jurisdiction of organization.
“Governmental Body” means the government of the United States of America or any other country and any state, province, commonwealth, territory, possession, county, municipality or other subdivision thereof, or any entity, authority, agency, ministry or other similar body exercising executive, legislative, judicial, regulatory or administrative authority or functions of or pertaining to government, including, in all cases, any authority or other quasi-governmental entity established to perform any of such functions, or any arbitrator, court or tribunal.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Body.
“Indebtedness” means, without duplication and excluding any obligations or liabilities that are Current Liabilities or were otherwise taken into account in the calculation of the Closing Working Capital, and excluding all intercompany indebtedness between the Acquired Companies, (a) all obligations of the Acquired Companies for borrowed money, (b) all obligations of the Acquired

Companies evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, (c) all obligations of the Acquired Companies under conditional sale or other title retention agreements relating to property purchased (other than customary reservations or retentions of title under agreements with suppliers entered into in the Ordinary Course of Business), (d) all obligations of the Acquired Companies issued or assumed as the deferred purchase price of property or services purchased which would appear as long-term liabilities on a balance sheet under GAAP, (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on, or payable out of the proceeds of production from, property owned by the Acquired Companies, whether or not the obligations secured thereby have been assumed; provided, that for purposes hereof, the amount of such Indebtedness shall be limited to the amount of such Indebtedness as to which there is recourse to the Acquired Companies, (f) all obligations of the Acquired Companies with respect to guarantees with respect to Indebtedness of another Person, (g) the attributable indebtedness under GAAP with respect to capital leases and synthetic lease obligations (excluding rental and other payments under real property leases), (h) the obligations of the Acquired Companies under standby letters of credit issued or bankers’ acceptances facilities created for the account of the Acquired Companies, but only to the extent drawn upon, (i) the outstanding attributed principal amount under any asset securitization program, including, without limitation, any notes or accounts receivable financing program, (j) all cash obligations which arise in connection with any forward equity transactions which are treated as borrower money indebtedness in accordance with GAAP and (k) the Indebtedness of any partnership or unincorporated joint venture in which any of the Acquired Companies is a general partner or a joint venturer to the extent such Indebtedness is recourse to such Acquired Companies. For purposes of this Agreement, “Indebtedness” means the Indebtedness of the Company on a consolidated basis including, for avoidance of doubt, all Indebtedness of any Company Subsidiary. For the avoidance of doubt, the LTIP and Company Transaction Expenses are not included in the definition of “Indebtedness.”
“Indemnification Insurance Premium” means an amount equal to all costs and expenses related to the Indemnification Insurance Policy, including premiums due and payable for the entire term of the Indemnification Insurance Policy, as set forth in the Indemnification Insurance Policy, plus, any underwriting fees, brokerage commissions, and other fees and expenses associated with the Indemnification Insurance Policy.
“Indemnified Person” means any Person seeking indemnification pursuant to Article VII.
“Indemnifying Person” means the Person providing the indemnification pursuant to Article VII.
“Intellectual Property License” means any license or sublicense, covenant, non-assertion, permission, consent, release, waiver or any other agreement pursuant to which any rights or immunities are granted, under or with respect to any Intellectual Property Rights or Technology.
“Intellectual Property Rights” means any and all rights in Technology and/or industrial property (anywhere in the world, whether statutory, common law or otherwise), including (i) Patents; (ii) Copyrights; (iii) other rights with respect to Software, including registrations of these rights and applications to register these rights; (iv) industrial design rights and registrations of these rights and applications to register these rights; (v) rights with respect to Marks, and all registrations for Marks and applications to register Marks; (vi) rights with respect to Domain Names, including registrations for Domain Names; (vii) rights with respect to Proprietary Information, including rights to limit the use or disclosure of Proprietary Information by any Person; (viii) rights with respect to Databases, including registrations of these rights and applications to register these rights; (ix) rights of publicity and personality, including all rights with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials; (x) renewals, reissues, reversions, reexaminations, continuations, continuations-in-part or extensions of any of the foregoing; and (xi) any rights equivalent or similar to any of the foregoing.
“Intentional Fraud” means a claim for Delaware common law fraud brought against a party to this Agreement based on a representation of such party contained in this Agreement; provided, that at the time such representation was made (i) such representation was inaccurate, (ii) such party had actual knowledge (and not imputed or constructive knowledge), of the inaccuracy of such representation, (iii) such party had the specific intent to deceive another party hereto, and (iv) the other party acted in reliance on such inaccurate representation and suffered or incurred financial injury or other damages as a result of such reliance.
“Interim Balance Sheet Date” means June 30, 2018.
“Interim Financial Statements” means the unaudited financial statements of the Acquired Companies consisting of the consolidated balance sheet of the Company as of the Interim Balance Sheet Date and the related unaudited consolidated statement of income and cash flow of the Company for the interim period then ended, in each case prepared by the management of the Company.
“IRS” means the United States Internal Revenue Service.
“IT Systems” means all computer systems, servers, network equipment and other computer hardware owned, leased or licensed by any of the Acquired Companies and otherwise used in the conduct of the Company Business.
“Jajah Trademarks” means the VoIP legacy trademarks listed in Schedule 1.1(a) hereto.
“Knowledge of Buyer” or “Buyer’s Knowledge” or any other similar knowledge qualification means the actual knowledge of any executive officer of Buyer.
“Knowledge of the Seller” or “Seller’s Knowledge” or any other similar knowledge qualification means (a) the actual knowledge of John Scott Lomond, Craig Wallace and Badri Rajasekar or (b) the knowledge that any of the foregoing Persons would acquire as a result of reasonable inquiry, and shall be deemed to include any written notice received by any of the foregoing Persons as to the applicable matter.
“Laws” means any laws, statutes, codes, executive orders, licensing requirements, ordinances and any rule or regulation of any Governmental Body, including any Governmental Order having the effect of law in each such jurisdiction.

“LTIP” means the 2015-2019 TokBox US Long Term Incentive Cash Plan.
“Marks” means trademarks, service marks, logos and design marks, trade dress, trade names, fictitious and other business names, and brand names, together with all goodwill associated with any of the foregoing.
“Mask Works” means mask works, layouts, topographies and other design features with respect to integrated circuits.
“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would be reasonably likely to be, individually or in the aggregate, materially adverse to (a) the business, results of operations, financial condition or assets of the Acquired Companies, or (b) the ability of the Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, to the extent arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Acquired Companies operate; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening of any of the foregoing; (v) any changes in accounting rules, including GAAP; (vi) any action permitted by a prior written consent or waiver executed and delivered by Buyer, except pursuant to or in connection with Section 3.3 and Section 4.2; (vii) any natural or man-made disaster or acts of God; and (viii) any failure by the Acquired Companies to meet any projections, budgets or estimates of revenue or earnings for any period ending on or after the date of this Agreement (it being understood that the facts and circumstances giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect (except to the extent such facts or circumstances are otherwise excluded from being taken into account by all the forgoing clauses of this proviso)); and provided, further, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv) and (vii) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Acquired Companies compared to other participants in the industries in which the Acquired Companies conduct their respective businesses.
“Non-Negotiated Vendor Contract” means a Contract that meets all of the following conditions: (i) such Contract grants to the Acquired Companies a non-exclusive license to download or use generally commercially available, non-customized Software or a non-exclusive right to access and use the functionality of Software on a hosted or “software-as-a-service” basis (and does not include any other Intellectual Property Licenses); (ii) such Contract is a non-negotiable “shrink-wrap” or “click-through” or similar Contract; (iii) such Contract does not impose any material continuing obligations on or grant of rights or immunities by the Acquired Companies that survive termination or expiration of such Contract (except with respect to confidentiality obligations or rights with respect to derivative works of the products licensed under such Contract); (iv) the Software is not included, incorporated or embedded in, linked to, combined or distributed with any Company Software or Company Offering; (v) such Contract does not require the Acquired Companies to pay any license fee, subscription fee, service fee or other amount except for a one-time license fee of no more than Fifty Thousand Dollars ($50,000) or ongoing subscription or service fees of no more than Thirty Thousand Dollars ($30,000) per year; and (vi) such Contract is not a license for Open Source Software.
“Open Source Software” means any Software that is subject to or licensed, provided or distributed under any open source license (including any Copyleft License), including any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license.
“OFAC” means the Office of Foreign Assets Control of the U.S. Treasury Department.
“OFAC Sanctioned Countries” means any country or territory subject to comprehensive U.S. sanctions, currently Cuba, Iran, North Korea, Syria, and the Crimea region of Ukraine.
“Office Leases” means, collectively, the (a) WeWork Membership Agreement by and between TokBox, Inc. and 100 Harris Tenant Pty Ltd., beginning December 1, 2016 and (b) Office Lease - 501 Second Street San Francisco, CA by and between SIC-501 Second Street, LLC, TokBox, Inc. and Telefonica Europe, PLC, dated October 24, 2013, as amended on September 1, 2015 and April 12, 2018.
“Ordinary Course of Business” means, with respect to the Acquired Companies, the ordinary course of their respective businesses consistent with past practice.
“Patents” means patents and patent applications, utility models and applications for utility models, inventor’s certificates and applications for inventor’s certificates, and invention disclosure statements.
“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances, clearances, consents, waivers, exemptions, decisions, other actions and similar rights obtained, or required to be obtained, from Governmental Bodies.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Body.
“Personal Information” means, in addition to all information defined or described by any of the Acquired Companies as “personal information,” “personally identifiable information,” “PII,” or using any similar term in any of the Acquired Companies’ privacy policies or other public-facing statement, all information related to an identified or identifiable individual or device (including name, physical address, telephone number, email address, financial account number, government-issued identifier (including Social Security number and driver’s license number), medical, health or insurance information, gender, date of birth, educational or employment information, religious or political views or affiliations, marital or other status, photograph, face geometry, or biometric information, online identifier, and any other data used or intended to be used to identify, contact or precisely locate an individual or device). Personal Information may relate to any individual, including users of the Acquired Companies’ websites and applications, users of the Company

Offerings, or a current, prospective or former customer, employee or vendor of any Person. Personal Information includes information in any form, including paper, electronic and other forms.
“Prohibited Person” means (i) a Person who has been designated by the U.S. Government under 31 C.F.R. Chapter V or any other Law administered by OFAC or who is on the OFAC List of Specially Designated Nationals and Blocked Persons (“SDNs”); (ii) the government of an OFAC Sanctioned Country or any resident thereof; or (iii) a Person acting or purporting to act, directly or indirectly, on behalf of, or a legal entity owned or controlled by, any of the Persons identified in any of the foregoing subparagraphs (i) or (ii).
“Proprietary Information” means information and materials not generally known to the public, including trade secrets and other confidential and proprietary information.
“Registered Company Intellectual Property Rights” means (i) all issued Patents, pending Patent applications, Mark registrations, applications for Mark registrations, Copyright registrations, applications for Copyright registrations and Domain Name registrations owned, filed or applied for by or on behalf of any of the Acquired Companies, and (ii) any other applications, registrations, recordings and filings filed by or on behalf of any of the Acquired Companies (or otherwise authorized by or in the name of any of the Acquired Companies) with respect to any Company Intellectual Property Rights.
“Representative” means, with respect to any Person, such Person’s directors, officers, managers, employees, consultants, financial advisors, legal counsel, and accountants.
“Restricted Area” means those countries listed in Schedule 1.1(b).
“Restricted Business” means a business that directly competes with the Acquired Companies’ business of providing access to business enterprises, through APIs connections and SDKs, to a proprietary video-focused WebRTC platform.
“Sanctions” means any trade sanction or economic embargo administered or enforced by the United States Government (including OFAC), the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.
“Sanctions and Export Laws” means all Laws relating to Sanctions and to the export and re-export of goods, services, software or technology.
“Seller’s Accountants” means PricewaterhouseCoopers.
“Seller Group” means Telefónica, S.A. and its direct and indirect Subsidiaries, excluding the Acquired Companies.
“Silicon Valley Office” means the office space that is leased by the Seller Group and is located at 101 Jefferson Drive, Menlo Park, CA.

“Software” means all (i) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) Databases, (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (iv) documentation, including user manuals and other training documentation, related to any of the foregoing.
“Standard Form Customer Contracts” means non-exclusive grants of Intellectual Property Licenses to customers of the Acquired Companies entered into in the Ordinary Course of Business, (i) copies of which Standard Form Customer Contracts were made available to Buyer prior to the date hereof and (ii) that are not otherwise required to be listed in Section 3.12 of the Disclosure Schedule. Standard Form Customer Contracts include the Acquired Companies’ forms of the following agreements (copies of which were made available to Buyer prior to the date hereof): TokBox’s Terms of Service, Platform as a Service (“PaaS”) Agreement, Partner Program Agreement, Professional Services Agreement, Change Order, EULA for IE Plugin, and Software Development Kit (SDK) License Agreement.
“Subsidiary” of a Person means any corporation more than 50% of whose outstanding voting securities, or any partnership, limited liability company, joint venture or other entity more than 50% of whose total Equity Interest, is directly or indirectly owned by such Person.
“Target Working Capital” means $0.
“Tax Returns” means any report, return, election, declaration, claim for refund, information return or other document or filing (including any schedule or attachment thereto and including any amendment thereof) filed or required to be filed with any Governmental Body, or maintained or required to be maintained by any Person, with respect to Taxes.
“Taxes” means all federal, state, local or foreign net income, alternative or add-on minimum, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, escheat, unclaimed property, customs duties or other taxes, charges, fees, levies or other assessments in the nature of a tax of any kind whatsoever, imposed by any Governmental Body, together with any interest, fines, penalties or additional amounts attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments in the nature of a tax.
“Technology” means any and all: (i) technology, formulae, algorithms, procedures, processes, methods, techniques, ideas, know-how, creations, inventions, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice); (ii) technical, engineering, manufacturing, product, marketing, servicing, business, financial, supplier, personnel and other information and materials; (iii) customer lists, customer contact and registration information, customer correspondence and customer purchasing histories; (iv) specifications, designs, industrial designs, models, devices, prototypes, schematics and development tools; (v) Works of Authorship; (vi) Databases; (vii) Mask Works; (viii) Marks; (ix) Domain Names; and (x) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed in this definition.

“Transaction Documents” means this Agreement and the Transition Services Agreement.
“Transition Services Agreement” means a transition services agreement in the form attached hereto as Exhibit C, to be entered into by and between TokBox, Inc. and the appropriate Affiliate of Seller.
“Union” means any union, works council or labor organization.
“Works of Authorship” means Software, websites, content, images, logos, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter.
Terms Defined Elsewhere. The following terms are defined elsewhere in this Agreement, as indicated below:

Term	Section
“Agreement”	Preamble
“Benefit Plans”	Section 3.8(a)
“Buyer”	Preamble
“Buyer Indemnified Persons”	Section 7.2(a)
“Buyer 401(k) Plan”	Section 6.9
“Cap”	Section 7.3(a)
“Chosen Courts”	Section 8.8
“Claims”	Section 8.16(a)
“Closing”	Section 2.3
“Closing Date”	Section 2.3
“Closing Statement”	Section 2.6
“Closing Working Capital Statement”	Section 2.6
“Company”	Recitals
“Company Indebtedness Payoff Schedule”	Section 2.5(a)(i)
“Company Transaction Expense Schedule”	Section 2.5(a)(ii)
“Confidentiality Agreement”	Section 6.2
“Damages”	Section 7.2(a)
“Deal Communications”	Section 8.4(d)
“Disclosure Schedule”	Section 8.2
“Disputed Amounts”	Section 2.6(a)(iii)
“Environmental Laws”	Section 3.14
“Estimated Cash and Cash Equivalents”	Section 2.5(a)(iv)
“Estimated Closing Working Capital”	Section 2.5(a)(iii)
“Estimated Closing Working Capital Statement”	Section 2.5(a)(iii)
“Estimated Company Indebtedness”	Section 2.5(a)(i)
“Estimated Company Transaction Expenses”	Section 2.5(a)(i)
“Final Cash and Cash Equivalents”	Section 2.6
“Final Closing Working Capital”	Section 2.6
“Final Company Indebtedness”	Section 2.6
“Final Company Transaction Expenses”	Section 2.6
“Final Determination”	Section 7.7
“Financial Statements”	Section 3.4(a)
“Goodwin”	Section 8.4(a)
“Hazardous Material”	Section 3.14
“Indemnification Insurance Policy”	Section 2.4(c)(i)(A)
“Indemnification Notice”	Section 7.4(a)
“Independent Accountant”	Section 2.6(a)(iii)
“Indemnification Deductible”	Section 7.3(a)
“Invention Assignment Agreement”	Section 3.12(k)
“Landlord Consent”	Section 6.10(a)

Term	Section
“Lease” or “Leases”	Section 3.9(b)
“Leased Real Property”	Section 3.9(b)
“Liabilities”	Section 3.4(e)
“Licensed IP”	Section 3.12(c)
“Material Client”	Section 3.11(a)(iii)
“Material Contracts”	Section 3.11(b)
“Material Supplier”	Section 3.11(a)(iv)
“Owned Company IP”	Section 3.12(c)
“Permitted Encumbrance”	Section 3.9(d)
“Permitted Removal”	Section 8.4(g)
“Post-Closing Adjustment”	Section 2.6(b)
“Purchase Price”	Section 2.2
“Privacy Policy”	Section 3.12(s)
“Privileged Deal Communications”	Section 8.4(d)
“Related Party Contract”	Section 3.16
“Release”	Section 3.14
“Released Party”	Section 8.16(a)
“Releasing Party”	Section 8.16(a)
“Residual Communication”	Section 8.4(g)
“Resolution Period”	Section 2.6(a)(ii)
“Restricted Period”	Section 6.7(a)
“Review Period”	Section 2.6(a)(i)
“Securities Act”	Section 5.3(a)
“Seller”	Preamble
“Seller Group Marks”	Section 6.5(a)
“Seller Group Trade Names”	Section 6.5(a)
“Seller Indemnified Person”	Section 7.2(b)
“Seller Parties”	Section 8.4(a)
“Seller 401(k) Plan”	Section 6.9
“Shares”	Recitals
“Statement of Objections”	Section 2.6(a)(ii)
“Tax Contest”	Section 6.12
“Third-Party Claim”	Section 7.4(a)
“Transfer Taxes”	Section 2.7
“WARN”	Section 6.3

Section 1.2    Interpretation. For purposes of this Agreement, (a) the words “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation”, (b) the word “or” is not exclusive, (c) the words “herein”, “hereof”, “hereby”, “hereto” and “hereunder” refer to this Agreement as a whole and (d) the symbol “$” and the word “dollars” refer to United States dollars. Unless the context otherwise requires, references herein: (i) to Articles, Sections, Exhibits and Schedules mean the Articles and Sections of, and the Exhibits and Schedules attached to, this Agreement; (ii) to an agreement, instrument, plan or other document means such agreement, instrument, plan or other document as amended, supplemented and modified from time to time, by waiver or consent, to the extent permitted by the provisions thereof and by this Agreement; and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. The table of contents, titles to Articles and headings of Sections are inserted for convenience of reference only and shall not be deemed a part of or to affect the meaning or interpretation of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. Any dollar amounts or thresholds set forth herein shall not be used as a determinative benchmark for establishing what is or is not “material” or a “Material Adverse Effect” (or words of similar import) under this Agreement.
ARTICLE II

PURCHASE AND SALE OF THE SHARES
Section 2.1    Agreement to Sell and Purchase. Subject to the terms set forth herein, at the Closing, Buyer shall purchase from the Seller, and the Seller shall sell to Buyer, the entirety of the Seller’s right, title and interest in and to the Shares, free and clear of any and all Encumbrances, other than as imposed by applicable securities Laws, for the consideration specified in Section 2.2.
Section 2.2    Purchase Price. The aggregate cash purchase price to be paid by Buyer to the Seller for the Shares at the Closing shall be $35,000,000, subject to adjustment pursuant to Section 2.5 (the “Purchase Price”).
Section 2.3    Closing. Subject to receipt of the Landlord Consent and the terms set forth herein, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Goodwin Procter LLP, 3 Embarcadero Center, San Francisco, CA 94111 (or remotely via the exchange of signatures) at 10:00 a.m. local time on July 31, 2018. The date on which the Closing occurs is referred to herein as the “Closing Date.” The Closing shall be deemed to have become effective as of 12:01 a.m. local time on August 1, 2018.
Section 2.4    Closing Deliveries. Subject to the terms set forth herein:
(a)    At the Closing, the Seller will deliver, or cause to be delivered, to Buyer:
(i)    a stock certificate evidencing the Shares, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;
(ii)    written letters of resignation, effective as of the Closing, from each of the members of the board of directors of the Acquired Companies;

(iii)    each of the deliverables contemplated by Section 2.5(a);
(iv)    certification from the Company in accordance with Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h), dated as of the Closing Date and signed by an officer of the Company, certifying that the Shares are not “United States real property interest” within the meaning of Section 897(c)(1) of the Code and proof reasonably satisfactory to Buyer that the Company shall have provided notice to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2);
(v)    a good standing certificate (or its equivalent) for each of the Acquired Companies from the secretary of state or similar Governmental Body of the jurisdiction under the applicable Laws in which each of the Acquired Companies is organized;
(vi)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Seller certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Seller authorizing the execution, delivery and performance of this Agreement and the Transaction Documents to which the Seller is a party, and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and
(vii)    duly executed counterparts to each of the Transaction Documents to which the Seller is a party and such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate and make effective the transactions contemplated by this Agreement.
(b)    At the Closing, the Company will, and the Seller will cause the Company and its Subsidiaries to, deliver, or cause to be delivered to Buyer:
(i)    a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of the Company authorizing the execution, delivery and performance of this Agreement and the Transaction Documents to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; and
(ii)    duly executed counterparts to each of the Transaction Documents to which the Company or any Company Subsidiary is a party and such other documents or instruments as Buyer reasonably requests and are reasonably necessary to consummate and make effective the transactions contemplated by this Agreement.
(c)    Buyer will:
(i)    at the Closing, deliver, or cause to be delivered, to the Seller:

(A)    evidence of the purchase by Buyer of an insurance policy (the “Indemnification Insurance Policy”) in the form attached hereto as Exhibit D;
(B)    the Closing Date Payment by wire transfer of immediately available funds to the account designated by the Seller on Annex A; and
(C)    duly executed counterparts to each of the Transaction Documents to which Buyer is a party;
(ii)    pay, or cause to be paid, on behalf of the Seller or the Acquired Companies, the following:
(A)    at the Closing (or if a later due date is applicable with regard to the relevant Company Transaction Expense, at such later date), the Company Transaction Expenses by wire transfer of immediately available funds in the amounts and to the payees identified on the Company Transaction Expense Schedule. Buyer shall provide evidence of payment on the Closing Date for the payments which have to be made on such date and within two (2) Business Days after payment is made for payments to be made after the Closing Date; and
(B)    at the Closing, the Estimated Company Indebtedness by wire transfer of immediately available funds in the amounts and to the lenders and other holders of Indebtedness identified on the Company Indebtedness Payoff Schedule.
Section 2.5    Purchase Price Adjustment.
(a)    At least two (2) Business Days before the Closing, the Seller shall prepare and deliver to Buyer a statement setting forth its calculation of the Closing Date Payment, together with:
(i)    a schedule of its good faith estimate of all unpaid Company Indebtedness (the “Estimated Company Indebtedness”) that specifies the amount of Company Indebtedness that is to be repaid to each lender or other holder of Indebtedness at the Closing (the “Company Indebtedness Payoff Schedule”) together with payoff letters from each lender and other holders of Indebtedness identified on the Company Indebtedness Payoff Schedule, which payoff letters shall state the amount of the Company Indebtedness owed to such lender or other holder and that, if such amount is paid to such lender or other holder on the Closing Date, such lender or other holder, as applicable, shall release any and all Encumbrances that it may have with respect to the Acquired Companies and their respective assets);
(ii)    a schedule of its good faith estimate of all unpaid Company Transaction Expenses (the “Estimated Company Transaction Expenses”) and payees thereof (the “Company Transaction Expense Schedule”);

(iii)    its reasonably detailed good faith estimate of Closing Working Capital (the “Estimated Closing Working Capital”), which statement shall contain an estimated consolidated balance sheet of the Acquired Companies as of the close of business on the Closing Date prepared in accordance with the Accounting Principles (without giving effect to the transactions contemplated herein), and a calculation of the Estimated Closing Working Capital (the “Estimated Closing Working Capital Statement”);
(iv)    its good faith estimate of Cash and Cash Equivalents of the Company (the “Estimated Cash and Cash Equivalents”); and
(v)    a certificate of the Chief Financial Officer of the Company that the Estimated Closing Working Capital Statement was prepared in accordance with the Accounting Principles.
(b)    At the Closing, the Purchase Price shall be adjusted in the following manner:
(i)    either (1) an increase by the amount, if any, by which the Estimated Closing Working Capital (as determined in accordance with Section 2.5(a)) is greater than the Target Working Capital, or (2) a decrease by the amount, if any, by which the Estimated Closing Working Capital is less than the Target Working Capital;
(ii)    an increase by the amount equal to the Cash and Cash Equivalents of the Company;
(iii)    a decrease by the amount equal to the unpaid Company Indebtedness, if any; and
(iv)    a decrease by the amount of the unpaid Company Transaction Expenses.
The net amount after giving effect to the adjustments listed above shall be the “Closing Date Payment.”
Section 2.6    Post-Closing Adjustment. Within forty-five (45) days after the Closing Date, Buyer shall prepare and deliver, or cause to be delivered, to the Seller a statement (the “Closing Statement”) which shall contain (A) its calculation of Closing Working Capital, together with a consolidated balance sheet of the Acquired Companies as of the close of business on the Closing Date prepared in accordance with the Accounting Principles (without giving effect to the transactions contemplated herein) (the “Final Closing Working Capital”), (B) its calculation of the unpaid Company Indebtedness (the “Final Company Indebtedness”), (C) its calculation of the unpaid Company Transaction Expenses (the “Final Company Transaction Expenses”), (D) its calculation of the Cash and Cash Equivalents (“Final Cash and Cash Equivalents”), and (E) a certificate of the Chief Financial Officer of Buyer that the Final Closing Working Capital was prepared in accordance with the Accounting Principles.
(a)    Examination and Review.

(i)    Examination. After receipt of the Closing Statement, the Seller shall have forty-five (45) days (the “Review Period”) to review the Closing Statement. During the Review Period, the Seller and the Seller’s Accountants shall have full access to the books and records of the Acquired Companies, the personnel of, and work papers prepared by, Buyer and/or the Buyer’s Accountants to the extent that they relate to the Closing Statement and to such historical financial information (to the extent in Buyer’s possession or under its control) relating to the Closing Statement as the Seller may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections, if any, provided, that such access shall be in a manner that does not interfere with the normal business operations of Buyer or the Acquired Companies.
(ii)    Objection. On or prior to the last day of the Review Period, the Seller may object to the Closing Statement by delivering to Buyer a written statement setting forth the Seller’s objections in reasonable detail, indicating each disputed item or amount and the basis for the Seller’s disagreement therewith (the “Statement of Objections”). If the Seller fails to deliver the Statement of Objections before the expiration of the Review Period, the Closing Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Statement shall be deemed to have been accepted by the Seller. If the Seller delivers the Statement of Objections before the expiration of the Review Period, Buyer and the Seller shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Statement with such changes as may have been previously agreed in writing by Buyer and the Seller, shall be final and binding.
(iii)    Resolution of Disputes. If the Seller and Buyer fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to Ernst & Young or, if Ernst & Young is unable to serve, Buyer and the Seller shall appoint by mutual agreement an impartial nationally recognized firm of independent certified public accountants other than the Seller’s Accountants or the Buyer’s Accountants (the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Statement. The Independent Accountant shall only decide the specific items under dispute by the parties hereto and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively.
(iv)    Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the Seller, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Seller or Buyer, respectively, bears to the aggregate amount actually contested by the Seller and Buyer.

(v)    Determination by Independent Accountant. The Independent Accountant shall make a determination as promptly as practicable within thirty (30) days (or such other time as the parties shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Statement and/or the Post-Closing Adjustment shall be final, binding and non-appealable upon the parties.
(b)    Post-Closing Adjustment. The “Post-Closing Adjustment” shall be calculated as follows:
(i)    Any amount by which the Final Cash and Cash Equivalents exceeds the Estimated Cash and Cash Equivalents shall be an increase to the Purchase Price.
(ii)    Any amount by which the Estimated Cash and Cash Equivalents exceeds the Final Cash and Cash Equivalents shall be a decrease to the Purchase Price.
(iii)    Any amount by which the Final Company Indebtedness exceeds the Estimated Company Indebtedness shall be a reduction to the Purchase Price.
(iv)    Any amount by which the Estimated Company Indebtedness exceeds the Final Company Indebtedness shall be an increase to the Purchase Price.
(v)    Any amount by which the Final Company Transaction Expenses exceeds the Estimated Company Transaction Expenses shall be a reduction to the Purchase Price.
(vi)    Any amount by which the Estimated Company Transaction Expenses exceeds the Final Company Transaction Expenses shall be an increase to the Purchase Price.
(vii)    Any amount by which the Final Closing Working Capital exceeds the Estimated Closing Working Capital shall be an increase to the Purchase Price.
(viii)    Any amount by which the Estimated Closing Working Capital exceeds the Final Closing Working Capital shall be a reduction to the Final Purchase Price.
(c)    Payments of Post-Closing Adjustment. If the Post-Closing Adjustment is a positive number of $75,000 or more, Buyer shall pay to the Seller an amount equal to the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative number of $75,000 or more, the Seller shall pay to Buyer an amount equal to the Post-Closing Adjustment. Except as otherwise provided herein, any payment of the Post-Closing Adjustment shall (A) be due (x) within five (5) Business Days of acceptance of the applicable Closing Statement or agreement between the Seller and Buyer during the Resolution Period to the applicable Closing Statement or (y) if there are Disputed Amounts, then within five (5) Business Days of the resolution described in Section 2.6(a)(v) above; and (B) be paid by wire transfer of immediately available funds to such account as is directed by Buyer or the Seller, as the case may be.

(d)    Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.6 shall be treated as an adjustment to the Purchase Price by the parties for Tax purposes, unless otherwise required by applicable Law.
Section 2.7    Transfer Taxes. All transfer, sales, use, value added, excise, stock transfer, stamp, recording, registration and any similar Taxes (including any interest or penalties thereon) (collectively, “Transfer Taxes”) that become payable in connection with transactions contemplated by this Agreement shall be borne by the party that has the legal obligation to pay the tax under applicable Law.
Section 2.8    Withholding Tax. Buyer and the Company shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any payments made pursuant to this Agreement such amounts as they determine are required to be deducted and withheld under the Code or any applicable provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld and paid over to the appropriate taxing authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. The parties shall cooperate in good faith to minimize withholding tax.
ARTICLE III

REPRESENTATIONS AND WARRANTIES REGARDING THE ACQUIRED COMPANIES
As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller represents and warrants to Buyer that the statements contained in this Article III, together with the information set forth in the Disclosure Schedule, are true and correct as of the date hereof:
Section 3.1    Organization; Power and Authority; Capital Structure.
(a)    The Company has been duly formed and organized and is validly existing and in good standing under the laws of the State of Delaware. The Company has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. Section 3.1(a) of the Disclosure Schedule sets forth each jurisdiction in which the Company is licensed or qualified to do business and the Company is duly qualified to transact business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect. The Company has full corporate power and authority to own or lease and operate its properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted by it. The copy of the certificate of incorporation of the Company that has been made available to Buyer is correct and complete and in full force and effect and the Company is not in violation of any term thereof.
(b)    The execution and delivery by the Company of this Agreement and any other Transaction Document to which the Company is a party, the performance by the Company of its obligations hereunder and thereunder and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite action on the part of the Company.
(c)    This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery thereof by each other party hereto, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).
(d)    The authorized capital stock of the Company is set forth on Section 3.1(d) of the Disclosure Schedule. The Shares constitute all of the issued and outstanding shares of capital stock of the Company and are held of record by the Seller as set forth in Section 3.1(d) of the Disclosure Schedule. The Shares have been duly authorized, and are validly issued, fully paid and nonassessable, and are owned of record and beneficially by the Seller, free and clear of all Encumbrances, other than those imposed by applicable federal and state securities Laws and this Agreement. Except for the Shares, there are no shares of capital stock of, or any other Equity Interest in, the Company that are issued, reserved for issuance or outstanding. Upon consummation of the transactions contemplated by this Agreement, Buyer shall receive good title to the Shares, free and clear of all Encumbrances, other than as imposed by applicable securities Laws. The Shares were issued in compliance with applicable Laws. None of the Shares were issued in violation of any Contract or Commitment to which the Seller or the Company is a party or is subject to or in violation of any preemptive or similar rights of any Person. There are no outstanding Commitments of any kind relating to the Company. The Company does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting agreements, voting trusts, stockholder agreements, revocable or irrevocable proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Equity Interests of the Company.
Section 3.2    Subsidiaries.
(a)    Section 3.2(a) of the Disclosure Schedule sets forth the names of the direct and indirect Subsidiaries of the Company, the jurisdictions in which each Subsidiary is organized and the equity ownership thereof. Each Company Subsidiary has been duly formed and organized and is validly existing and in good standing under the Laws of the jurisdiction of its formation. Section 3.2(a) of the Disclosure Schedule sets forth each jurisdiction in which each Company Subsidiary is licensed or qualified to do business and each Company Subsidiary is duly qualified to transact business and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect. Each Company Subsidiary has the full corporate power and authority to own or lease and operate its properties and assets now owned, operated or leased by it and to carry on its business as currently conducted by it. The Company has made available to Buyer correct and complete copies of the Governing Documents of each Company Subsidiary and each Governing Document is correct and complete and in full force and effect, and no Company Subsidiary is in violation of any term thereof.
(b)    The Company holds all of the outstanding Equity Interests of the Company Subsidiaries, free and clear of any Encumbrances other than those imposed by applicable federal and state securities Laws and this Agreement. All of the issued and outstanding Equity Interests of the Company Subsidiaries have been duly authorized, and are validly issued, fully paid and nonassessable. There are no outstanding Commitments of any kind relating to any Company Subsidiary. Each Company Subsidiary does not have outstanding or authorized any stock appreciation, phantom stock, profit participation or similar rights. There are no voting agreements, voting trusts, stockholder agreements, revocable or irrevocable proxies or other agreements or understandings in effect with respect to the voting or transfer of any Equity Interests of the Company Subsidiaries. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Equity Interests of the Company.
(c)    Other than TokBox, Inc. and TokBox Australia Pty Limited, the Company does not own any Subsidiary.
Section 3.3    No Conflict; Consents.
(a)    Except as set forth in Section 3.3(a) of the Disclosure Schedule, the execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is a party, and the performance by the Acquired Companies of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof, do not and will not (i) violate, conflict with or result in a default (whether after the giving of notice, lapse of time or both) under, give rise to a right of termination of, or require any notice or approval under, any Material Contract to which any Acquired Company is a party or by which any Acquired Company’s assets are bound, (ii) conflict with, or result in any violation of, any provision of the Governing Documents of any Acquired Company; (iii) violate or result in a violation of, or constitute a default under (whether after the giving of notice, lapse of time or both), any provision of any Law, or any Governmental Order of, or any restriction imposed by, any Governmental Body applicable to any Acquired Company, (iv) except as set forth in Section 3.3(a) of the Disclosure Schedule, require the consent, notice, approval or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract to which any Acquired Company is a party or by which any Acquired Company is bound or to which any of their respective properties and assets are subject or any material Permit affecting the properties, assets or business of the Acquired Companies; or (v) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of the Acquired Companies, except, in the case of clauses (ii) and (iii), for any such conflicts, defaults or violations that have not had, and would not reasonably be expected to have, a Material Adverse Effect.
(b)    Except as set forth in Section 3.3(b) of the Disclosure Schedule, no notice to, declaration or filing with, or consent or approval of any Governmental Body is required by or with respect to the Acquired Companies in connection with the execution and delivery by the Company of this Agreement and the other Transaction Documents to which the Company is a party, or the consummation by the Company of the transactions contemplated hereby and thereby in accordance with the terms hereof and thereof.
Section 3.4    Financial Statements.
(a)    Complete copies of following financial statements of the Acquired Companies are attached hereto as Section 3.4(a) of the Disclosure Schedule (collectively, the “Financial Statements”):
(i)    Unaudited financial statements of the Acquired Companies consisting of the consolidated balance sheet of the Company as of the fiscal year ended December 31, 2017 and the related unaudited consolidated statements of income and cash flow of the Company for the year then ended; and
(ii)    The Interim Financial Statements.
(b)    The Financial Statements are based on the books and records of the Acquired Companies, and present fairly in all material respects the consolidated financial condition and results of operations of the Acquired Companies as of the dates and for the periods covered thereby, subject to normal and recurring year-end adjustments and to the absence of footnotes in the case of any such Financial Statements that are unaudited. The Financial Statements were prepared in conformity with GAAP applied on a consistent basis throughout the periods involved, subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments (the effect of which would not be materially adverse) and the absence of notes.
(c)    The Acquired Companies have established and maintain a system of “internal controls over financial reporting” sufficient to provide reasonable assurance (i) regarding the reliability of the Acquired Companies’ financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of the Acquired Companies are being made in all material respects in accordance with the authorization of the Acquired Companies’ management, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Acquired Companies’ assets that would reasonably be expected to have a material effect on the Acquired Companies’ financial statements.
(d)    None of the Acquired Companies has received and, to the Seller’s Knowledge, there has not been, any complaint, allegation, assertion or claim regarding the Acquired Companies’ accounting practices, procedures, methodologies or methods, in each case with respect to the preparation of the financial statements of the Acquired Companies, including any complaint, allegation, assertion or claim that any of the Acquired Companies has engaged in questionable accounting practices with respect to the preparation of such financial statements.
(e)    The Acquired Companies have no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (i) those which are reflected or reserved against in the balance sheet of the Interim Financial Statements, (ii) those that were incurred after the date of the Interim Balance Sheet Date in the Ordinary Course of Business and which are not, individually or in the aggregate, material in amount, (iii) those disclosed in the Disclosure Schedule, (iv) those arising under the executory portion of any contract to which an Acquired Company is a party and that have not arisen from a breach thereof or default thereunder, and (v) Company Transaction Expenses that will be paid at Closing.
Section 3.5    Operating in Ordinary Course of Business. Except as set forth in Section 3.5 of the Disclosure Schedule, from the Interim Balance Sheet Date until the date hereof, other than in the Ordinary Course of Business, there has not been, with respect to the Acquired Companies, any:
(a)    event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;
(b)    amendment of the Governing Documents;
(c)    split, combination or reclassification of any shares of their respective Equity Interests;
(d)    issuance, sale or other disposition of, or creation of any Encumbrance, on, any of their respective Equity Interests, or grant of any options, warrants, profit sharing arrangement or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of their respective Equity Interests;
(e)    change in any method of financial reporting, accounting or accounting practice of the Acquired Companies, except as disclosed in the notes to the Financial Statements;
(f)    change in internal accounting controls or procedures;
(g)    material change in the Acquired Companies’ cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue or acceptance of clients deposits;
(h)    entry into any Contract that would constitute a Material Contract;
(i)    incurrence, assumption or guarantee of any Indebtedness except unsecured current obligations and liabilities incurred in the Ordinary Course of Business;
(j)    transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Interim Financial Statements other than in the Ordinary Course of Business;
(k)    purchase, license, sale, grant, assignment or other disposition or transfer, or any agreement or other arrangement for the purchase, license, sale, assignment or other disposition or transfer, of any of its assets (including Company Intellectual Property Rights and other intangible assets), properties or goodwill, other than the sale or non-exclusive license of its products or services to its customers in the Ordinary Course of Business;
(l)    abandonment or lapse of or failure to maintain in full force and effect any Company Intellectual Property Rights, or failure to take or maintain reasonable measures to protect the confidentiality or value of any trade secrets included in the Company Intellectual Property Rights;
(m)    material damage, destruction or loss (whether or not covered by insurance) to its property;
(n)    any capital investment in, or any loan to, any other Person;
(o)    acceleration, termination, material modification to or cancellation of any Material Contract;
(p)    any capital expenditures in excess of Fifty Thousand Dollars ($50,000) individually or One Hundred Thousand Dollars ($100,000) in the aggregate;
(q)    imposition of any Encumbrance upon any of the Acquired Companies’ properties (other than a Permitted Encumbrance), tangible or intangible assets (other than a Permitted Encumbrance) or Equity Interests;
(r)    (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of the Acquired Companies’ current or former employees, officers, directors, independent contractors or consultants, other than as provided for in any written agreements or required by applicable Law or in the Ordinary Course of Business, (ii) change in the terms of employment or status for any employee or any termination of any employee for whom the aggregate costs and expenses exceed One Hundred Thousand Dollars ($100,000), or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;
(s)    hiring or promoting any employee except in the Ordinary Course of Business;
(t)    adoption, modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant, (ii) Benefit Plan or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;
(u)    any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of their respective stockholders or current or former directors, officers and employees;
(v)    entry into a new line of business or abandonment or discontinuance of existing lines of business;
(w)    adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal, state or foreign bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar law;
(x)    purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of Fifty Thousand Dollars ($50,000), individually (in the case of a lease, per annum) or One Hundred Thousand Dollars ($100,000) in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory, equipment, or supplies in the Ordinary Course of Business;
(y)    acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or equity of, or by any other manner, any business or any Person or any division thereof;
(z)    action by or on behalf of the Acquired Companies to make, change or rescind any Tax election, amend, refile or otherwise revise any previously filed Tax Return, settle or compromise any claim, notice, audit report, assessment or other proceeding in respect of Taxes, consent to any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment, make any change to (or make a request to any taxing authority to change) any of its methods of Tax accounting, enter into or terminate any agreement with any taxing authority, enter into a Tax allocation, sharing, indemnity or similar agreement (other than credit or other commercial agreements the primary purpose of which does not relate to Taxes), grant any power of attorney relating to Tax matters, or take any position on any Tax Return, take any action, omit to take any action or enter into any other transaction that would have the effect of increasing the Tax liability or reducing any Tax asset of the Acquired Companies or Buyer in respect of any post-closing tax period;
(aa)    commencement, settlement, or offer or proposal to commence or settle (i) any Action involving or against the Acquired Companies, (ii) any Action with the Seller involving or against the Acquired Companies or (iii) any Action that relates to the transactions contemplated hereby; or
(bb)    any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.
Section 3.6    Litigation.
(a)    Except as set forth in Section 3.6(a) of the Disclosure Schedule, there are no Actions pending or, to the Seller’s Knowledge, threatened in writing (a) against or by the Acquired Companies or affecting any of their respective properties or assets (or by or against the Seller or any Affiliate of the Seller and relating to the Acquired Companies); or (b) against or by the Acquired Companies, the Seller or any Affiliate of the Seller that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.
(b)    Except as set forth in Section 3.6(b) of the Disclosure Schedule, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Acquired Companies or any of their respective properties or assets. The Acquired Companies are in compliance with the terms of each Governmental Order set forth in Section 3.6(b) of the Disclosure Schedule. To the Seller’s Knowledge, no event has occurred or circumstances exist that would be reasonably expected to result in (with or without notice or lapse of time) a violation of any such Governmental Order.
Section 3.7    Taxes.
(a)    Tax Returns, Taxes and Audits.
(i)    Each of the Acquired Companies (A) has properly completed and timely filed all material Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects and (B) has timely paid all material Taxes due and owing by it (whether or not shown on any Tax Returns). The unpaid Taxes of the Acquired Companies did not as of the month covered by the most recent balance sheet included as part of the Financial Statements exceed the reserve for Tax liabilities (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as set forth on the face of such balance sheet (and not in the notes thereto), and do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Acquired Companies in filing their Tax Returns. The Company has made available to Buyer correct and complete copies of all federal, state and foreign income and other material Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any of the Acquired Companies filed or received for all taxable years remaining open under the applicable statute of limitations.
(ii)    No deficiencies for any Tax have been threatened, claimed, proposed or assessed in writing or, to the Seller’s Knowledge, otherwise against any of the Acquired Companies or any of their respective officers, employees or agents in their capacity as such.
(iii)    None of the Acquired Companies has received from the IRS or any other Governmental Body (including any sales or use taxing authority) any written or, to the Seller’s Knowledge, any unwritten (A) notice indicating an intent to open an audit or other review, (B) request for information related to Tax matters, or (C) notice of deficiency or proposed adjustment of any amount of Tax. No Tax Return of any of the Acquired Companies is under audit by the IRS or any other Governmental Body and all past audits (if any) have been completed and fully resolved to the satisfaction of the applicable Governmental Body conducting such audit and all Taxes determined by such audit to be due from any of the Acquired Companies have been paid in full to the applicable Governmental Body. No claim has ever been made by a Governmental Body in a jurisdiction where any Acquired Company does not file a particular type of Tax Return or pay a particular type of Tax that such Acquired Company is or may be required to file such Tax Return or pay such Tax in that jurisdiction.
(iv)    There are no liens for Taxes upon the assets of the Acquired Companies, except for liens relating to current Taxes not yet due and payable or which are being contested in good faith and for which, in each case, adequate reserves have been established in accordance with GAAP. There is not in effect any waiver by any of the Acquired Companies of any statute of limitations with respect to any Taxes and no Acquired Company has agreed to any extension of time for filing any Tax Return that has not since been filed. None of the Acquired Companies has consented to extend the period in which any Tax may be assessed or collected by any Governmental Body which extension is still in effect.
(v)    None of the Acquired Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (A) the application of Section 481 or Section 263A of the Code (or any corresponding or similar provisions of state, local or foreign Tax Law) to transactions, events or accounting methods employed prior to the Closing, (B) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (C) any “intercompany transaction” or any “excess loss account” (within the meaning of Treasury Regulations Sections 1.1502-13 and 1502-19, respectively) (or any corresponding or similar provisions of state, local or foreign Tax Law) occurring or arising with respect to any transaction on or prior to the Closing Date, (D) any installment sale, open transaction or other transaction made on or prior to the Closing Date, (E) any prepaid amount received on or prior to the Closing Date, or (F) any election made under Section 108(i) of the Code prior to the Closing.
(b)    Withholding. Each of the Acquired Companies has complied with all Laws relating to the payment, collection and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445 and 1446 of the Code or any corresponding or similar provision of state, local or foreign Tax Law), and has, within the time and in the manner prescribed by Law, withheld from employee wages and other amounts payable to third parties and paid over to the appropriate Governmental Body all amounts required to be so withheld and paid over under all Laws (including the Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act and relevant state and foreign income and employment Tax withholding Laws), including federal, state, local and foreign Taxes, and has timely filed or provided all withholding Tax Returns in accordance with Law.
(c)    Special Tax Status and Indemnification Obligations.
(i)    No Acquired Company is a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement, excluding any agreement entered into in the ordinary course of business, the principal purpose of which is unrelated to Taxes.
(ii)    None of the Acquired Companies is now, or has ever been, a member of a consolidated, combined, unitary or aggregate group of which the Company was not the ultimate parent corporation. None of the Acquired Companies has any liability for Taxes of any Person (other than another Acquired Company) under Treasury Regulations Section 1.1502-6 (or any corresponding or similar provision of state, local or foreign Tax Law), as a transferee or successor, by contract or otherwise.
(iii)    None of the Acquired Companies has ever constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify in whole or in part for Tax-free treatment under Section 355 of the Code (or so much of Section 356 of the Code as relates to Section 355 of the Code).
(iv)    None of the Acquired Companies is or has been a party to a transaction or contract that is in conflict with the Tax rules on transfer pricing in any relevant jurisdiction. All applicable transfer pricing rules have been complied with, and all documentation required by all relevant transfer pricing Laws has been timely prepared.
(v)    None of the Acquired Companies is or has been a party to any joint venture, partnership or other arrangement or contract that would likely be treated as a partnership for federal income Tax purposes. No entity classification election pursuant to Treasury Regulations Section 301.7701-3 has ever been filed with respect to any of the Acquired Companies.
(vi)    None of the Acquired Companies is the beneficiary of any Tax exemption or Tax holiday.
(vii)    None of the Acquired Companies has a permanent establishment (within the meaning of an applicable Tax treaty) in any country other than the country in which it was formed. None of the Acquired Companies operates or conducts business through any branch in any country other than the country in which it was formed.
(viii)    None of the Acquired Companies has ever requested or received a ruling from any taxing authority or signed a closing or other agreement with any taxing authority.
(d)    No amount payable as a result of or in connection with the consummation of the transactions contemplated hereby to any Person could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code). There is no Benefit Plan or other contract by which any of the Acquired Companies is bound to compensate any employee of such Acquired Company or other service provider of such Acquired Company for excise Taxes paid pursuant to Section 409A or 4999 of the Code.
Section 3.8    Employee Benefit Plans.
(a)    Section 3.8(a) of the Disclosure Schedule sets forth each material plan, program, policy, practice, contract or other arrangement providing for compensation, severance, vesting acceleration, change in control pay, termination pay, deferred compensation, profit-sharing, bonuses or other incentives, performance awards, stock or stock-related awards, insurance coverage, vacation or other paid-time off benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, postretirement or retiree welfare benefits, fringe benefits or other employee benefits or remuneration of any kind, whether or not subject to ERISA, whether written or unwritten, funded or unfunded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, that is sponsored by, or has been maintained, contributed to, or required to be sponsored, maintained or contributed to, by any of the Acquired Companies or any ERISA Affiliate for the benefit of any current or former employee, independent contractor or director of any of the Acquired Companies, or with respect to which any of the Acquired Companies or any ERISA Affiliate has or may have any liability (the “Benefit Plans”). None of the Acquired Companies or any of their Affiliates intends to or has committed to establish or enter into any new Benefit Plan, or to modify or terminate any Benefit Plan (except to conform any such Benefit Plan to the requirements of any Law, in each case as previously disclosed to Buyer in writing or as required by this Agreement). Except as set forth in Section 3.8(a) of the Disclosure Schedule, none of the Benefit Plans provides for post-employment life or health insurance benefits for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (or similar state Law).
(b)    The Company has made available to Buyer: (i) correct and complete copies of each Benefit Plan, including all amendments thereto and all related trust documents, (ii) the most recent annual report (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Benefit Plan, (iii) the most recent summary plan description together with the summaries of modifications thereto, if any, required under ERISA with respect to each Benefit Plan, (iv) all written contracts relating to each Benefit Plan, including administrative service agreements and group insurance contracts, (v) all non-routine correspondence to or from any Governmental Body relating to any Benefit Plan, and (vi) all insurance policies in the possession of the Acquired Companies or any of their Affiliates pertaining to fiduciary liability insurance covering the fiduciaries for each Benefit Plan.
(c)    None of the Acquired Companies or any of their ERISA Affiliates has ever maintained, established, sponsored, participated in, or contributed to any: (i) pension plan subject to Title IV of ERISA, (ii) a “multiemployer plan” within the meaning of Section (3)(37) of ERISA, (iii) a “multiple employer plan” as defined in Section 413(c) of the Code, (iv) a plan subject to the minimum funding standards of Section 412 of the Code or Section 302 of ERISA, (v) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA, (vi) a funded welfare plan within the meaning of Section 419 of the Code, or (vii) a plan maintained in connection with any trust described in Section 501(c)(9) of the Code.
(d)    Each Benefit Plan has been established, administered and maintained in all material respects in accordance with applicable Laws, including ERISA and the Code. Each Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS regarding its qualification thereunder, or may rely on an opinion letter issued by the IRS with respect to a prototype plan adopted in accordance with the requirements for such reliance, or has time remaining for application to the IRS for a determination of the qualified status of such Benefit Plan for any period for which such Benefit Plan would not otherwise be covered by an IRS determination and, to the Knowledge of the Seller, no event or omission has occurred that would cause any Benefit Plan to lose such qualification.
(e)    No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred or could reasonably be expected to occur with respect to any Benefit Plan. There is no Action pending, or, to the Knowledge of the Seller, threatened (other than routine claims for benefits), against any Benefit Plan or against the assets of any Benefit Plan. Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without liability to Buyer, any of the Acquired Companies or any ERISA Affiliate (other than ordinary administration expenses). There is no Action pending or, to the Knowledge of the Seller, threatened by the IRS, U.S. Department of Labor, or any other Governmental Body with respect to any Benefit Plan. None of the Acquired Companies or any ERISA Affiliate has ever incurred any penalty or Tax with respect to any Benefit Plan under Section 502(i) of ERISA or Sections 4975 through 4980 of the Code. No Benefit Plan shall be subject to any surrender fee or service fees upon termination other than the normal and reasonable administrative fees associated with the termination of benefit plans.
(f)    Each Foreign Benefit Plan and related trust is, and has been operated in material compliance with the laws of the applicable foreign country, its terms, and the terms of any collective bargaining, collective labor or works council agreements. Each Foreign Benefit Plan which, under the laws of the applicable foreign country, is required to be registered or approved by any Governmental Body, has been so registered or approved. Each Foreign Benefit Plan intended to qualify for special tax treatment meets all the requirements for such treatment.
(g)    Except as expressly contemplated by this Agreement or as set forth in Section 3.8(g) of the Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee of any Acquired Company, (ii) increase any benefits otherwise payable under any Benefit Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such plan.
Section 3.9    Real and Personal Property.
(a)    No Acquired Company owns, or has ever owned, any real property.
(b)    Section 3.9(b) of the Disclosure Schedule sets forth a list of all Contracts under which any of the Acquired Companies leases, subleases or otherwise occupies or uses any real property or any interest therein and all amendments thereto (each a “Lease” and collectively, the “Leases”) (such underlying property interests, with all easements and other rights appurtenant to such property, the “Leased Real Property”). The Seller has delivered or made available to Buyer true, complete and correct copies of each Lease.
(c)    With respect to each Leased Real Property:
(i)    the applicable Acquired Company has a valid and enforceable leasehold interest to the leasehold estate pursuant to each pertinent Lease, free and clear of any Encumbrances, other than Permitted Encumbrances;
(ii)    each such Lease listed has been duly authorized and executed by the applicable Acquired Company;
(iii)    none of the Acquired Companies is a sublessor of, or has assigned any lease covering, any item of Leased Real Property; and
(iv)    no Acquired Company nor, to the Seller’s Knowledge, any other party to any Lease, is in material default under any of the Leases.
(d)    Except as set forth in Section 3.9(d) of the Disclosure Schedule or as specifically disclosed in the Interim Financial Statements, the Acquired Companies have good title to all of the tangible personal property and assets shown on the Interim Financial Statements or acquired after the date of the Interim Financial Statements, free and clear of any Encumbrances, except for the following (collectively referred to as “Permitted Encumbrances”) (i) encumbrances disclosed in the Interim Financial Statements, (ii) encumbrances for Taxes, fees, assessments or other governmental charges which are not delinquent or remain payable without penalty or are being contested in good faith (and for which, in each case, appropriate reserves have been established in accordance with GAAP), (iii) encumbrances for carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar encumbrances arising in the Ordinary Course of Business, (iv) encumbrances consisting of pledges or deposits required in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other social security legislation or to secure liability to insurance carriers, (v) encumbrances on any real or tangible property acquired or held by the Acquired Companies in the Ordinary Course of Business, securing Indebtedness incurred or assumed for the purpose of financing (or refinancing) all or any part of the cost of acquiring such real or tangible property, (vi) encumbrances on real or tangible property securing capital lease obligations, (vii) any interest or title of a lessor or sublessor, as lessor or sublessor, under any real or tangible property lease and any precautionary uniform commercial code financing statements filed under any real or tangible property lease, (viii) encumbrances of record or imperfections of title which are not material in character with respect only to such real or tangible property, amount or extent and which do not materially detract from the value or materially interfere with the present use of the assets subject thereto or affected thereby, and (ix) non-exclusive Intellectual Property Licenses to customers of the Acquired Companies which constitute Standard Form Customer Contracts.
(e)    The Leased Real Property constitutes all interests of the Acquired Companies in real property currently used in connection with the respective businesses of the Acquired Companies.
Section 3.10    Labor and Employment Matters.
(a)    Except as set forth in Section 3.10(a) of the Disclosure Schedule, each Acquired Company is in compliance in all material respects with all Laws applicable to them relating to the employment of labor and employment practices, including all Laws relating to labor relations, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, including the Immigration Reform and Control Act, wages, hours, overtime compensation, wage statements, payment of wages equitably based on gender, race, and ethnicity, working during rest days, child labor, hiring, promotion and termination of employees, worker classification (including the proper classification of workers as independent contractors), working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence, unemployment insurance, equal opportunity and collective bargaining.
(b)    Section 3.10(b) of the Disclosure Schedule sets forth a true, correct and complete list of all employees, independent contractors, and other non-employee service providers currently performing services for each Acquired Company, and information indicating whether the Person is an employee, consultant or independent contractor and, as applicable, each Person’s (i) job title, (ii) location, (iii) date of hire or engagement, (iv) full-time or part-time classification, (v) exempt or non-exempt classification, (vi) hours of work per week (for non-exempt and part-time employees), (vii) base compensation and bonus; (viii) bonus eligibility; (ix) vacation accrual rate, (x) accrued but unused sick and vacation leave or paid time off (expressed in terms of both the number of days and the dollar value of such days), (xi) primary location of employment or engagement, (xii) visa type (if any), and (xiii) whether such Person is on a leave of absence (and the nature of such leave and the anticipated return date).
(c)    Within the past three (3) years, there have been no pending or, to the Seller’s Knowledge, threatened labor or employment disputes or controversies brought or filed by any Person or Governmental Body or arbitrator in connection with the employment of any current or former applicant, employee, consultant, volunteer, intern, or independent contractor of any Acquired Company, including any claims alleging unlawful harassment, employment discrimination (including discrimination based upon sex, gender, gender identity, gender expression, race, citizenship, disability, health status, pregnancy, religion, religious creed, national origin, age, genetic information, family medical history, veteran status, sexual orientation, ancestry, whistleblowing or any other characteristic protected by Law), unfair labor practices, unpaid wages, unlawful wage or immigration practices, wrongful termination, or unlawful tax withholding practices regarding the Acquired Companies (or their representatives).
(d)    To the Seller’s Knowledge, none of the Acquired Companies’ employees are subject to any non-compete, non-solicitation, non-disclosure, confidentiality, employment, consulting or similar contracts in conflict with the business of any Acquired Company. No Acquired Company has received any written notice alleging that any violation of any such contracts has occurred.
(e)    Within the past three (3) years, no Acquired Company has implemented any “mass layoff” or “plant closing” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended (“WARN”), or engaged in any comparable conduct under any applicable state or foreign Law, or taken any other action that could result in a violation of, or require any action with respect WARN or any comparable state or foreign Law, and no such action shall be implemented without advance notification to Buyer.
(f)    No Acquired Company is a party to or otherwise bound by any collective bargaining agreement or other agreement with a Union. Within the past three (3) years no Acquired Company has been subject to any demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any Union nor is there pending or, to the Seller’s Knowledge, threatened in writing, any material labor strike, walkout, work stoppage, slow-down or lockout involving an Acquired Company.
Section 3.11    Contracts and Commitments.
(a)    Section 3.11(a) of the Disclosure Schedule lists, as of the date hereof, all of the following Contracts to which any Acquired Company is a party:
(i)    any Contract of any Acquired Company involving aggregate consideration in excess of One Hundred Thousand Dollars ($100,000) per annum;
(ii)    any partnership agreement or joint venture Contract pursuant to which an Acquired Company has an obligation to make an investment in or loan to any Person or that involves a sharing of revenues, profits, losses, costs or liabilities by an Acquired Company with any Person (other than the Company);
(iii)    any Contract with the top twenty (20) customers of the Acquired Companies by revenue received during the period beginning on January 1, 2018 and ending on May 31, 2018 (each, a “Material Client”);
(iv)    any Contract with the top ten (10) suppliers and service providers of the Acquired Companies based on payments made during the period beginning on June 1, 2017 and ending on May 31, 2018, in each case that is material to the Acquired Company’s business and operations (each, a “Material Supplier”);
(v)    all Contracts that require any Acquired Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;
(vi)    all Contracts that provide for (1) the indemnification by any Acquired Company of any Person (other than Standard Form Customer Contracts and Non-Negotiated Vendor Contracts) or (2) the assumption of any Tax, environmental or other Liability of any Person;
(vii)    (i) any Contract that includes an obligation by any of the Acquired Companies to indemnify any other Person against any claim of infringement, misappropriation, misuse, dilution or violation of any Intellectual Property Rights or Technology and (ii) any other Contract of guarantee, support, assumption or endorsement of, or any similar commitment with respect to, the obligations, Liabilities (whether accrued, absolute, contingent or otherwise) or indebtedness of any other Person, other than, in the case of both clauses (i) and (ii), Standard Form Customer Contracts and Non-Negotiated Vendor Contracts;
(viii)    all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) providing for fixed compensation in excess of One Hundred Fifty Thousand Dollars ($150,000) per annum to which the Acquired Companies are a party other than such employment agreements or Contracts which are terminable without cost or liability to the Acquired Companies and with no more than sixty (60) days’ notice;
(ix)    all collective bargaining agreements or Contracts with any Union to which any Acquired Company is a party;
(x)    any Contract, other than Standard Form Customer Contracts and Non-Negotiated Vendor Contracts, that (i) provides for the authorship, invention, creation, conception or other development of any Technology or Intellectual Property Rights (A) by any of the Acquired Companies for any other Person or (B) for any of the Acquired Companies by any other Person, including, in each of clauses (A) and (B), any joint development by any of the Acquired Companies with any other Person; (ii) provides for the assignment or other transfer of any ownership interest in Technology or Intellectual Property Rights (A) to any of the Acquired Companies from any other Person or (B) by any of the Acquired Companies to any other Person; (iii) includes any grant of an Intellectual Property License to any other Person by any of the Acquired Companies ; or (iv) includes any grant of an Intellectual Property License to any of the Acquired Companies by any other Person (other than, with respect to this subsection (iv) only, licenses for Open Source Software listed in Section 3.12(m) of the Disclosure Schedule);
(xi)    any non-disclosure Contract or other Contract primarily concerning the disclosure of Proprietary Information by, to, or from any of the Acquired Companies (other than (i) Standard Form Customer Contracts, (ii) Non-Negotiated Vendor Contracts or (iii) Contracts in substantially the form of the Acquired Companies’ standard non-disclosure Contract made available to Buyer prior to the date hereof);
(xii)    any Contract under which any Acquired Company (A) grants any exclusive rights, noncompetition rights, rights of first refusal, rights of first negotiation or most-favored customer rights, (B) limits or purports to limit the ability of the Acquired Companies to compete in any line of business or with any Person or in any geographic area or during any period of time (other than Standard Form Customer Contracts), (C) contains “clawback” or similar undertakings by the Acquired Companies requiring the reimbursement or refund of any fees (other than Standard Form Customer Contracts), (D) contains caps or waivers on or of fees or other expenses, (E) contains “key person” covenants, undertakings or notice or termination provisions or (F) contains performance-based fee or allocation provisions (other than Standard Form Customer Contracts);
(xiii)    any Contract that following Closing would or would purport to require Buyer or any of its Affiliates (other than the Acquired Companies) to (i) grant any Intellectual Property License (other than Standard Form Customer Contracts), (ii) assign or transfer to any Person any Company Intellectual Property, or (iii) subject any Company Intellectual Property to any Encumbrance;
(xiv)    any Related Party Contracts;
(xv)    all franchise, agency, market research, and marketing consulting and advertising Contracts to which the Acquired Companies are a party;
(xvi)    any agreement for the sale of any of the assets of an Acquired Company, other than any such sale in the Ordinary Course of Business or the disposition or sale of obsolete assets or assets with de minimis or no book value;
(xvii)    any agreement that relates to the acquisition of any business or assets of any other Person (whether by merger, sale of stock, sale of assets or otherwise);
(xviii)    any executory agreement relating to the acquisition by an Acquired Company of any operating business or the assets or Equity Interests of any other Person, other than agreements entered into in the Ordinary Course of Business for the acquisition of goods and services and confidentiality agreements;
(xix)    any Contract with any Governmental Body to which any Acquired Company is a party;
(xx)    any Contracts relating to Indebtedness (including guarantees) of the Acquired Companies, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP, in each case, where any Acquired Company is a lender or borrower;
(xxi)    any Contract containing provisions requiring future contingent or non-contingent “earnout” or similar payments to be made by any Acquired Company;
(xxii)    any Contract providing for future payments or the acceleration or vesting of payments that are conditioned, in whole or in part, on a change in control of any Acquired Company; and
(xxiii)    any Contract under which an Acquired Company has made advances or loans to any other Person, other than advances made to any employee of such Acquired Company in the Ordinary Course of Business.
(b)    Each of the contracts set forth in Section 3.11(a) of the Disclosure Schedule (the “Material Contracts”) is the legal, valid and binding obligation of the applicable Acquired Company, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as expressly stated in Section 3.11(b) of the Disclosure Schedule, each of the Material Contracts is in full force and effect, and the applicable Acquired Company is not and, to the Knowledge of the Seller, no other party to any such agreement is, in material default under any such agreement. To the Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would be reasonably expected to constitute an event of default under any Material Contract or result in a termination thereof or would be reasonably expected to cause or permit the acceleration or other adverse changes of any right or obligation or the loss of any material benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been made available to Buyer.
Section 3.12    Intellectual Property.
(a)    Section 3.12(a) of the Disclosure Schedule sets forth a true, complete and accurate list of all (i) Registered Company Intellectual Property Rights and (ii) unregistered Marks owned by each of the Acquired Companies which are material to the Company Business. For each item of Registered Company Intellectual Property Rights, Section 3.12(a) of the Disclosure Schedule lists (A) the record owner of such item, and, if different, the legal owner and beneficial owner of such item, (B) the jurisdiction in which such item is issued, registered or pending, (C) the issuance, registration or application date and number of such item, and (D) for each Domain Name registration, the applicable Domain Name registrar, the name of the registrant and the expiration date for the registration.
(b)    All necessary fees and filings with respect to any Registered Company Intellectual Property Rights have been timely submitted to the relevant Governmental Body and Domain Name registrars to maintain such Registered Company Intellectual Property Rights in full force and effect. Except as disclosed in Section 3.12(b) of the Disclosure Schedule, there are no renewals, annuities, payments, fees, responses to office actions or other filings required to be made and having a due date with respect to any Registered Company Intellectual Property Rights within one hundred twenty (120) days after the date hereof. No issuance or registration obtained and no application filed by any of the Acquired Companies for any Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed, except where such Acquired Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application.
(c)    The Acquired Companies are the sole and exclusive owner of all right, title and interest in and to (i) all Registered Company Intellectual Property Rights and (ii) all other Company Intellectual Property Rights and Company Technology owned or purported to be owned by, or subject to an obligation to be assigned to, any of the Acquired Companies (clauses (i) and (ii) collectively, the “Owned Company IP”), free and clear of all Encumbrances (except for Permitted Encumbrances described in Section 3.9(d)(i)-(iv). All Company Intellectual Property Rights and Company Technology that are not Owned Company IP (“Licensed IP”) are duly and validly licensed to the Acquired Companies pursuant to: (A) Intellectual Property Licenses contained in the Contracts listed on Section 3.11(a)(x) of the Disclosure Schedule (and each such Contract is a valid Contract, enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws relation to or affecting the rights and remedies of creditors generally)), (B) Open Source Software listed in Section 3.12(m) of the Disclosure Schedule, or (C) Non-Negotiated Vendor Contracts that have been made available to Buyer. The Acquired Companies have (and will continue to have immediately following the Closing) valid and continuing rights (under such Contracts) to use, sell, license and otherwise exploit, as the case may be, all Licensed IP as the same are currently used, sold, licensed and otherwise exploited by the Acquired Companies.
(d)    All Owned Company IP is freely transferable and assignable or may be extended to Buyer without restriction and without payment of any kind to the Seller Group or any other Person.
(e)    The Owned Company IP and the Licensed IP constitute all of the Intellectual Property Rights and Technology necessary and sufficient to enable the Acquired Companies to conduct the Company Business in all material respects as currently conducted. The registrations contained within the Registered Company Intellectual Property Rights owned by and, to the Knowledge of the Seller, the registrations contained within the Registered Company Intellectual Property Rights exclusively licensed to the Acquired Companies are valid and enforceable.
(f)    None of the Registered Company Intellectual Property Rights have been or are subject to any interference, derivation, reexamination (including ex parte reexamination, inter partes reexamination, inter partes review, post grant review or Covered Business Method (CBM) review), cancellation, or opposition proceeding.
(g)    Section 3.12(g) of the Disclosure Schedule sets forth a true and correct list of all Intellectual Property Licenses granted expressly under Patents (i) from another Person to any of the Acquired Companies, and (ii) from any of the Acquired Companies to another Person.
(h)    Neither the conduct of the Company Business nor any Company Offering (including the use, practice, offering, licensing, provision, sale, distribution or other exploitation of any Company Offering) (i) has been or is infringing, misappropriating (or resulting from the misappropriation of), diluting, using or disclosing without authorization, or otherwise violating any Intellectual Property Rights of any third Person, (ii) when conducted following the Closing in the same manner, will not infringe, misappropriate, dilute, use or disclose without authorization, or otherwise violate any Intellectual Property Rights of the Seller Group or any third Person; (iii) has been or is contributing to or inducing any infringement, misappropriation, or other violation of any Intellectual Property Rights of any third Person, (iv) when conducted following the Closing in the same manner, will not contribute to or induce any infringement, misappropriation, or other violation of any Intellectual Property Rights of the Seller Group or any third Person; or (v) has been or is constituting (and, when conducted following the Closing in the same manner, will not constitute) unfair competition or trade practices under the Laws of any relevant jurisdiction.
(i)    None of the Acquired Companies has received any notice from any Person (i) alleging any infringement, misappropriation, misuse, dilution, violation, or unauthorized use or disclosure of any Intellectual Property Rights or Technology or unfair competition, (ii) inviting any of the Acquired Companies to take a license under any Intellectual Property Rights or consider the applicability of any Intellectual Property Rights to any Company Offerings or the conduct of the Company Business or (iii) challenging the ownership, use, validity or enforceability of any Company Intellectual Property Rights or Company Technology, nor, to the Knowledge of the Seller, is there any basis for any Person to make any such allegation, invitation, or challenge as set forth in the foregoing subschedules (i)-(iii).
(j)    To the Seller’s Knowledge, no Person is infringing, misappropriating, misusing, diluting or violating any Company Intellectual Property Rights, Company Technology owned by or exclusively licensed to any of the Acquired Companies, or Company Offering. None of the Acquired Companies has made any written or unwritten claim against any Person alleging any infringement, misappropriation, misuse, dilution or violation of any Company Intellectual Property Rights, Company Technology owned by or exclusively licensed to any of the Acquired Companies, or Company Offering.
(k)    Each of the Acquired Companies has taken commercially reasonable measures to protect all Proprietary Information of the Acquired Companies and all Proprietary Information of any other Person in any of the Acquired Companies’ possession or control, or to which any of the Acquired Companies has access, with respect to which any of the Acquired Companies has a confidentiality obligation. No such Proprietary Information has been authorized to be disclosed or has been actually disclosed to any Person other than pursuant to a written confidentiality Contract restricting the disclosure and use of such Proprietary Information. Each current and former employee and consultant of any of the Acquired Companies that has been involved in the authorship, invention, creation, conception or other development of any Company Technology has entered into an enforceable written non-disclosure and invention assignment Contract with such Acquired Company that effectively and validly assigns to such Acquired Company all Intellectual Property Rights and Technology authored, invented, created, conceived, or otherwise developed by such employee or consultant in the scope of his, her or its employment or engagement with such Acquired Company (an “Invention Assignment Agreement”) in a form made available to Buyer prior to the date hereof. No current or former employee or consultant of any of the Acquired Companies has (i) excluded any Technology (or any Intellectual Property Rights in or to any Technology) authored, invented, created, conceived, or otherwise developed prior to his or her employment or engagement with such Acquired Company from his or her assignment of inventions pursuant to such Person’s Invention Assignment Agreement, (ii) to the Knowledge of the Seller, failed to affirmatively indicate in such Invention Assignment Agreement that no Technology authored, invented, created, conceived, or otherwise developed by him or her prior to his or her employment or engagement with such Acquired Company exists or (iii) alleged to any of the Acquired Companies or, to the Knowledge of the Seller, any other Person, ownership or other exclusive rights by such employee or consultant in any Intellectual Property authored, invented, created, conceived or otherwise developed by such employee or consultant in the scope of his, her or its employment or engagement with such Acquired Company.
(l)    Section 3.12(l) of the Disclosure Schedule sets forth a true and correct list of all third party Software (other than Open Source Software listed in Section 3.12(m) of the Disclosure Schedule) that is (i) incorporated or embedded in or bundled with any Company Software or (ii) except for Software licensed under Non-Negotiated Vendor Contracts, otherwise used by any of the Acquired Companies in the Company Business (and, for each item required to be listed in subschedules (i) or (ii), the name of the licensor or owner of the Software and the Contract under which Software is licensed). Except as set forth in Section 3.12(l) of the Disclosure Schedule, none of the source code or related materials for any Company Software has been licensed or provided to, or used or accessed by, any Person other than employees, consultants and contractors of the Acquired Companies who have entered into written confidentiality obligations with respect to such source code or related materials. None of the Acquired Companies is a party to any source code escrow Contract or any other Contract (or a party to any Contract obligating any of the Acquired Companies to enter into a source code escrow Contract or other Contract) requiring the deposit of any source code or related materials for any Company Software.
(m)    Section 3.12(m) of the Disclosure Schedule sets forth a list (in the format requested by Buyer) of all Open Source Software that is or has been included, incorporated or embedded in, linked to, combined or distributed with, or used in the delivery or provision of any Company Software or any Company Offering. Each of the Acquired Companies has complied and does comply in all material respects with all license terms applicable to any item of Open Source Software disclosed, or required to be disclosed, in Section 3.12(m) of the Disclosure Schedule.
(n)    No Open Source Software is or has been included, incorporated or embedded in, linked to, combined or distributed with or used in the delivery or provision of any Company Software or any Company Offering, in each case, in a manner that subjects any Company Software to any Copyleft License or that requires or purports to require any of the Acquired Companies to grant any Intellectual Property License with respect to their Patents.
(o)    The Company Software and Company Offerings are free from any material defect or bug, or programming, design or documentation error. None of the Company Software or Company Offerings constitutes or contains any Contaminants. Except in accordance with the applicable Company Privacy Policies and Laws, none of the Company Software or the Company Offerings (i) sends information of a user to another Person without the user’s consent, (ii) records a user’s actions without such user’s knowledge or (iii) employs a user’s Internet connection without such user’s knowledge to gather or transmit information regarding such user or such user’s behavior.
(p)    No government funding and no facilities of any university, college, other educational institution or research center were used in the development of any Owned Company IP, nor does any Governmental Body or any university, college, other educational institution, or research center own, purport to own, have any other rights in or to (including through any Intellectual Property License), or have any option to obtain any rights in or to, any Owned Company IP.
(q)    The consummation of the transactions contemplated by this Agreement will not result in the loss or impairment of any right of the Acquired Companies to own, use, practice or otherwise exploit any Company Intellectual Property Rights or Company Technology. Neither the execution, delivery and performance of this Agreement or any Transaction Document, nor the consummation of the transactions contemplated by this Agreement any Transaction Document will, pursuant to any Contract to which any of the Acquired Companies is a party or otherwise bound, result (or purport to result) in the transfer or grant by any of the Acquired Companies or Buyer or any of its Affiliates to any Person of any ownership interest or Intellectual Property License with respect to any Company Intellectual Property Rights or Company Technology or any Intellectual Property Rights or Technology of Buyer or any of its Affiliates.
(r)    The IT Systems are adequate and sufficient (including with respect to working condition and capacity) to conduct the Company Business. Each of the Acquired Companies (i) has taken reasonable measures to preserve and maintain the performance, security and integrity of the IT Systems (and all Software, information or data stored on any IT Systems) and (ii) maintains reasonable documentation regarding all IT Systems, their methods of operation and their support and maintenance. During the two year period prior to the date hereof, (A) there has been no failure with respect to any IT Systems that has had a material effect on the operations of any of the Acquired Companies and (B) to the Knowledge of the Seller, there has been no unauthorized access to or use of any IT Systems (or any Software, information or data stored on any IT Systems). From and after the Closing, the Acquired Companies will have and be permitted to exercise the same rights (whether ownership, license or otherwise) with respect to the IT Systems as the Acquired Companies would have had and been able to exercise had this Agreement, the Company Ancillary Documents and such other agreements, documents and instruments to be executed and delivered after the date hereof not been entered into and the transactions contemplated by this Agreement any Transaction Document not occurred, without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Acquired Companies would otherwise have been required to pay anyway.
(s)    At all times since January 1, 2013, each of the Acquired Companies has maintained a policy that governs its collection, use, storage, retention, disclosure and disposal of Personal Information (each, a “Privacy Policy”). Each of the Acquired Companies’ privacy practices conform, and at all times have conformed, in all material respects to the Acquired Companies’ applicable Privacy Policy then in effect. None of the Acquired Companies’ contractual or other legal commitments conflict with the Acquired Companies’ applicable Privacy Policy or privacy practices. Each of the Acquired Companies has complied in all material respects with, and is in material compliance with, all Laws, regulatory and self-regulatory guidelines, and published interpretations by Governmental Bodies of such Laws and guidelines relating to: (i) the privacy of users of each of the Acquired Companies’ websites, mobile applications, and other Company Offerings; and (ii) the collection, compilation, use, storage, processing, retention, safeguarding, transfer (including cross-border transfer), disclosure, and disposal of any Personal Information by or on behalf of any of the Acquired Companies. At all times since January 1, 2013, each of the Acquired Companies has provided notice of its applicable Privacy Policy on all of its websites and mobile applications. These notices, all other written communications from each of the Acquired Companies to users or customers (whether sent directly or indirectly by or on behalf of the Company), and all materials distributed or marketed by the Acquired Companies (i) have been and currently are in compliance with all applicable Laws and (ii) have been and currently are accurate and complete in all material respects.
(t)    At all times since September 1, 2014, the Acquired Companies have implemented and maintained a comprehensive security plan which implements and monitors commercially reasonable administrative, technical, and physical safeguards designed to ensure that Personal Information, intellectual property that derives its value from not being publicly known, or any other confidential or sensitive information (collectively, “Protected Data” within the possession or control of the Acquired Companies is protected against loss, damage, unauthorized access, unauthorized use, unauthorized modification, or other misuse (such plans, collectively, the “Security Practices”). The Security Practices conform, and at all times have conformed, with (i) any information security statements in the Company’s applicable Privacy Policy then in effect, (ii) any public statements regarding the Acquired Companies’ information security practices, and (iii) all of the Acquired Companies’ contractual commitments. No Actions have been asserted or, to the Knowledge of the Seller, are threatened against any of the Acquired Companies by any Person with respect to the security of Personal Information. There has been no unauthorized access to, or disclosure or misuse of, or other breach of, Protected Data owned, licensed or maintained by, or on behalf of, any of the Acquired Companies. None of the Acquired Companies have notified, nor have any of the Acquired Companies been required to notify (whether pursuant to any Law or otherwise), any Person of any information security breach or incident involving Personal Information.
Section 3.13    Compliance with Laws; Permits.
(a)    Except as set forth in Section 3.13(a) of the Disclosure Schedule, the Acquired Companies have complied, and are now complying, in all material respects, with all Laws applicable to them or their businesses, properties or assets. The Acquired Companies have not (i) received any written notice from any Governmental Body with respect to any alleged violation by the Acquired Companies of any applicable Law or (ii) entered into or been subject to any Governmental Order with respect to the Acquired Companies or their respective properties or assets, or received any written request for information, notice, demand letter, inquiry, complaint or claim from any Governmental Body with respect to the foregoing. To the Seller’s Knowledge, none of the Seller, employees, consultants or agents of the Acquired Companies, in their respective capacities as such, has been charged, has received written notice or communication that he or she is or was, under investigation, by any Governmental Body with respect to any violations of any applicable Laws, except as set forth in Section 3.13(a) of the Disclosure Schedule. Notwithstanding the foregoing, the representations and warranties in this Section 3.13(a) do not apply to matters covered by Section 3.7 (Taxes), Section 3.8 (Employee Benefit Plans), Section 3.10 (Labor and Employment Matters) or Section 3.14 (Environmental Matters).
(b)    Section 3.13(b) of the Disclosure Schedule sets forth a true and complete list of all Permits held by any of the Acquired Companies in connection with the conduct of the Acquired Companies’ businesses and operations, including the names of the Permits and their respective dates of issuance and expiration. All Permits required for the Acquired Companies to conduct their businesses have been obtained by them, except where the failure to obtain such permits has not had and would not reasonably be expected to have a Material Adverse Effect, and all such Permits are valid and in full force and effect, and the Acquired Companies are in compliance in all material respects with such Permits. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Neither the Acquired Companies, nor the Seller, has received any written notification regarding any actual or alleged failure to comply with any such Permit and no Action is pending or, to the Seller’s Knowledge, threatened in writing to revoke, suspend deny, terminate, cancel, withdraw or limit any such Permit.
Section 3.14    Environmental Matters. Except as set forth in Section 3.14 of the Disclosure Schedule: (a) each Acquired Company is and has been in compliance in all material respects with all Environmental Laws (as defined below) applicable to its operations and use of the Leased Real Property, (b) there has been no material Release (as defined below) or threat of Release of any Hazardous Material by any Acquired Company at or on the Leased Real Property that requires reporting, investigation or remediation by the Acquired Companies pursuant to any Environmental Law, (c) except for those matters that are no longer pending, no Acquired Company has received any written request for information, notice, demand letter, administrative inquiry or written complaint or claim under any Environmental Law or been subject to any governmental or citizen enforcement action with respect to any Environmental Law and (d) no real property ever owned, operated or leased by the Acquired Companies is listed on, or to the Seller’s Knowledge has been proposed for listing on, the National Priorities List or on the CERCLIS, or any analogous foreign, state or local list. For the purposes of this Section 3.14, (i) “Environmental Laws” means all Laws relating to protection of the soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air and biota living in or on such as in effect on the date hereof; “Hazardous Material” means any pollutant, toxic substance, hazardous waste, hazardous materials, hazardous substances, petroleum or petroleum-containing products as defined in, or listed under, any Environmental Law; and “Release” means any releasing, disposing, discharging, injecting, spilling, leaking, pumping, dumping, emitting, escaping or emptying of a Hazardous Material into the soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air and biota living in or on such media. The representations and warranties set forth in this Section 3.14 shall constitute the only representations and warranties by the Seller with respect to environmental matters.
Section 3.15    Insurance. Section 3.15 of the Disclosure Schedule sets forth a list of the insurance policies held by, or for the benefit of, the Acquired Companies (the “Insurance Policies”). Each Insurance Policy is in full force and effect as of the date hereof and all premiums have been paid in full. As of the date hereof, no notice of cancellation, premium increase, alteration of coverage or termination has been received with respect to any such Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Acquired Companies. Except as set forth in Section 3.15 of the Disclosure Schedule, there are no claims related to the business of the Acquired Companies pending under any Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Acquired Companies are not in default under, or have otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy. The Insurance Policies are sufficient for compliance with all applicable Laws and Contracts to which the Acquired Companies are a party or by which they are bound.
Section 3.16    Related Party Transactions. Except for (a) employment agreements entered into with employees in the Ordinary Course of Business, (b) participation in equity incentive plans by employees or (c) as set forth on Section 3.16 of the Disclosure Schedule, no Contract, relationship or other agreement, arrangement or transaction exists involving any Acquired Company, on the one hand, and the Seller, any stockholder of the Seller, any Affiliate of the Seller (other than the Acquired Companies), any director or any officer, or members of such individuals’ immediate families, or any enterprise in which a substantial interest in the voting power is owned, directly or indirectly, by such individuals, any customer or supplier, on the other hand (each a “Related Party Contract”).
Section 3.17    No Brokers. Except as set forth on Section 3.17 of the Disclosure Schedule, no Acquired Company has entered into any Contract, arrangement or understanding with any Person that may result in the obligation of an Acquired Company to pay any finder’s fees, brokerage, investment banking or agent’s commissions or other like payments in connection with the transactions contemplated by this Agreement.
Section 3.18    Books and Records. The minute books and record books of the Acquired Companies, all of which have been made available to Buyer, are complete and correct in all material respects. The minute books of the Acquired Companies contain materially accurate and complete records of all meetings, and actions taken by written consent of, the stockholders, the board of directors and any committees of the board of directors of the Acquired Companies, and no meeting, or action taken by written consent, of any such stockholders, board of directors or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.
Section 3.19    Condition of Assets. Except as set forth in Section 3.19(a) of the Disclosure Schedule, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property owned by the Acquired Companies are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs. Except as set forth in Section 3.19(b) of the Disclosure Schedule, the Acquired Companies have title to, or rights to use, all tangible assets used by the Acquired Companies to conduct the business of the Acquired Companies as currently conducted. Except as set forth in Section 3.19(c) of the Disclosure Schedule, none of the Affiliates of the Seller owns, holds, or controls any of the rights, property, or assets necessary to conduct the business of the Acquired Companies as currently conducted.
Section 3.20    Accounts Receivable. The accounts receivable reflected on the Interim Financial Statements and the accounts receivable arising after the date thereof and through the Closing (a) have arisen from bona fide transactions entered into by the Acquired Companies involving the rendering of services in the Ordinary Course of Business and (b) constitute only valid, undisputed claims of the Acquired Companies not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the Ordinary Course of Business. The reserve for bad debts shown on the Interim Financial Statements or, with respect to accounts receivable arising after the Interim Financial Statements, on the accounting records of the Acquired Companies, have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.
Section 3.21    AML and Sanctions and Export Compliance.
(a)    None of the Acquired Companies, or their respective officers, directors, or employees, or to the Knowledge of the Seller, any agent of any of the Acquired Companies, is a Prohibited Person.
(b)    None of the Acquired Companies is a party to any Contract or bid with, or has conducted any business directly or indirectly within the past five (5) years involving, (i) an OFAC Sanctioned Country or (ii) any Prohibited Person.
(c)    Each of the Acquired Companies (i) is in compliance in all material respects with all applicable Anti-Money Laundering Laws and Sanctions and Export Laws and (ii) has instituted and maintains policies and procedures designed to promote compliance with all applicable Anti-Money Laundering Laws and Sanctions and Export Laws.
(d)    There is no pending or, to the Knowledge of the Seller, threatened claim or investigation against any of the Acquired Companies, nor has any Governmental Order been imposed (or, to the Knowledge of the Seller, threatened to be imposed) upon the businesses of the Acquired Companies by or before any Governmental Body, nor pending voluntary disclosure to any Governmental Body, in each case, in connection with an alleged violation of any Anti-Money Laundering Law or any Sanctions and Export Law.
Section 3.22    Anti-Corruption Laws; Certain Regulatory Matters.
(a)    None of the Acquired Companies, or their respective officers, directors, or employees, or, to the Knowledge of the Seller, any vendor or agent of the Acquired Companies, in the past five (5) years either (i) violated any Anti-Corruption Laws or (ii) offered, paid, promised to pay, or authorized the unlawful payment of any money, or offered, gave, promised to give, or authorized the giving of anything of value, including cash, checks, wire transfers, tangible and intangible gifts, favors, services, and those entertainment and travel expenses that go beyond what is reasonable and customary and of modest value:
(i)    to any FCPA Government Official, whether directly or through any other Person, for the purpose of: (A) influencing any act or decision of a FCPA Government Official in his or her official capacity; (B) inducing a FCPA Government Official to do or omit to do any act in violation of his or her lawful duties; (C) securing any improper advantage; (D) inducing a FCPA Government Official to influence or affect any act or decision of any FCPA Governmental Authority or (E) assisting any Representative in obtaining or retaining business for or with, or directing business to, any Person;
(ii)    to any Person under circumstances in which any of the Acquired Companies, or their respective officers, directors, employees, or vendors knew or had reason to know that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any FCPA Government Official; or
(iii)    to any Person in a manner which would constitute or have the purpose or effect of public or commercial bribery, or the acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business or any improper advantage.
(b)    None of the Acquired Companies, or their respective officers, directors, or employees, or, to the Knowledge of the Seller, any vendor or agent of the Acquired Companies, has, either (i) (A) conducted or initiated any internal investigation or (B) made a voluntary, directed, or involuntary disclosure to any Governmental Body responsible for enforcing Anti-Corruption Laws, in each case with respect to any alleged act or omission arising under or relating to noncompliance with any Anti- Corruption Law or (ii) received any notice, request, or citation from any Governmental Body alleging noncompliance with any Anti-Corruption Law.
Section 3.23    Key Relationships.
(a)    Section 3.23(a) of the Disclosure Schedule sets forth (i) each Material Client; and (ii) the amount of consideration paid by each such Material Client during the twelve (12) months preceding May 31, 2018. Except as set forth in Section 3.23(a) of the Disclosure Schedule, as of the date of this Agreement, none of the Acquired Companies has received any written notice from any Material Clients that such Material Client has ceased to use, or intends to cease to use the respective services of the Acquired Companies after the Closing or to otherwise terminate or materially reduce or adversely modify their relationship with any Acquired Company (whether related to payment, price or otherwise).
(b)    Section 3.23(b) of the Disclosure Schedule sets forth (i) each Material Supplier; and (ii) the amount of purchases from each such Material Supplier during the twelve (12) months preceding May 31, 2018. Except as set forth in Section 3.23(b) of the Disclosure Schedule, as of the date of this Agreement, none of the Acquired Companies has received any written notice that any of their respective Material Suppliers has ceased, or intends to cease, to supply goods or services to any Acquired Company or to otherwise terminate or materially reduce their relationship with any Acquired Company.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER
As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Seller represents and warrants to Buyer that the statements contained in this Article IV, together with the information set forth in the Disclosure Schedule, are true and correct as of the date hereof:
Section 4.1    Organization; Power and Authority. The Seller has been duly formed and organized and is validly existing and in good standing under the Laws of England and Wales. The Seller has the full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party, the performance by the Seller of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Seller. This Agreement has been duly executed and delivered by the Seller and, assuming the due authorization, execution and delivery thereof by each other party hereto, constitutes legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which the Seller is or will be a party has been duly executed and delivered by the Seller (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 4.2    No Conflict; Consents. The execution, delivery and performance by the Seller of this Agreement and the other Transaction Documents to which the Seller is a party and the consummation of the transactions contemplated hereby and thereby do not and will not: (a) violate or result in a violation of, conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) or loss of benefit under any provision of the Seller’s Governing Documents; (b) violate, conflict with or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Law, or any Governmental Order of, or any restriction imposed by, any Governmental Body applicable to the Seller; (c) require from the Seller any notice to, declaration or filing with, or consent or approval of any Governmental Body or other third party; (d) violate or result in a violation of, or conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any material contract, agreement, permit, license, authorization or other obligation to which the Seller is a party or by which the Seller or its assets are bound, except as would be reasonably likely to have a material adverse effect on the Seller’s ability to consummate the transactions contemplated hereby; or (e) result in the creation or imposition of any Encumbrance on the Shares on any properties or assets of the Acquired Companies. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Body is required to be obtained by the Seller in connection with the execution and delivery of this Agreement and each other Transaction Document to which the Seller is a party and the consummation of the transactions contemplated hereby and thereby.
Section 4.3    Ownership. The Seller is the sole record and beneficial owner of the Shares. The Seller has good, valid and unencumbered title to the Shares, free and clear of any Encumbrances other than those imposed by applicable federal and state securities Laws and this Agreement. Except for this Agreement, the Seller is not a party to any, and has not granted to any other Person any Commitment providing for, or restricting, the acquisition or disposition of the Shares.
Section 4.4    Brokers. Except as disclosed in Section 4.4 of the Disclosure Schedule, the Seller has not entered into any Contract, arrangement or understanding with any Person that may result in the obligation of the Seller to pay any finder’s fees, brokerage, investment banking or agent’s commissions or other like payments in connection with the transactions contemplated by this Agreement.
Section 4.5    Litigation. There are no Actions pending or, to the Seller’s Knowledge, threatened in writing against the Seller, by or before any Governmental Body that (a) challenge the validity or enforceability of this Agreement or any Transaction Document to which the Seller is a party or (b) seek to prevent, enjoin or otherwise delay the consummation of the transactions contemplated by this Agreement or any Transaction Document to which the Seller is a party. To the Seller’s Knowledge, no event has occurred or circumstance exists that would reasonably be expected to give rise to, or serve as a basis for, any such Action. The Seller is not subject to any Action of any Governmental Body that would impair or delay the Seller’s ability to consummate the transactions contemplated by this Agreement or any Transaction Document to which the Seller is a party.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER
As an inducement to the Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer represents and warrants to the Seller that the statements contained in this Article V are true and correct as of the date hereof:
Section 5.1    Organization; Power and Authority; Capital Structure. Buyer is a corporation duly formed and organized and is validly existing and in good standing under the Laws of its state of incorporation and has all required corporate power and authority to carry on its business as presently conducted, to enter into and perform this Agreement and the other Transaction Documents to which it is a party and to carry out the transactions contemplated hereby and thereby. Buyer has the full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the other Transaction Documents to which it is a party, the performance by Buyer of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Buyer. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery thereof by each other party hereto, constitutes legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity). When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution and delivery by each other party thereto), such Transaction Document will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in a proceeding at law or in equity).
Section 5.2    No Conflict; Consents. The execution, delivery and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby does not and will not: (a) violate or result in a violation of, conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) or loss of benefit under any provision of Buyer’s Governing Documents; (b) violate, conflict with or result in a violation of, or constitute a default (whether after the giving of notice, lapse of time or both) under, any provision of any Law, or any Governmental Order of, or any restriction imposed by, any Governmental Body applicable to Buyer; (c) require from Buyer any notice to, declaration or filing with, or consent or approval of any Governmental Body or other third party; or (d) violate or result in a violation of, or conflict with or constitute or result in a violation of or default (whether after the giving of notice, lapse of time or both) under, accelerate any obligation under, or give rise to a right of termination of, any material contract, agreement, permit, license, authorization or other obligation to which Buyer is a party or by which Buyer or its assets are bound, except as would be reasonably likely to have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Body is required to be obtained by Buyer in connection with the execution and delivery of this Agreement and each other Transaction Document to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby.
Section 5.3    Investment Status.
(a)    Buyer is acquiring the Shares for investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the U.S. Securities Act of 1933, as amended (the “Securities Act”), or any other Law. Buyer understands that the Seller has not registered the Shares under the Securities Act, or under the Laws of any other jurisdiction (including the blue sky or securities laws of any state of the United States), that the Shares constitute “restricted securities” under the Securities Act and that the Shares constitute an illiquid investment, and Buyer agrees that it will not sell any of the Shares unless the Shares are registered under applicable securities Laws, or exempt pursuant to exemptions from registration thereunder, and such sale otherwise complies with all applicable Laws of relevant jurisdictions. Buyer further understands that, in view of the foregoing restrictions on dispositions of the Shares, Buyer will be required to bear the economic risks of its ownership of the Shares for an indefinite period of time.
(b)    Buyer is acquiring the Shares for its own account and not for the account of any other Person and shall not sell the Shares or enter into any other arrangement pursuant to which any other Person shall be entitled to a beneficial interest in the Shares without complying with all applicable requirements of applicable Law.
(c)    Buyer is an “accredited investor” (as defined in Rule 501 under the Securities Act).
Section 5.4    Brokers. Buyer has not entered into any Contract, arrangement or understanding with any Person that may result in the obligation of Buyer to pay any finder’s fees, brokerage, investment banking or agent’s commissions or other like payments in connection with the transactions contemplated by this Agreement.
Section 5.5    Financing. Buyer has sufficient funds to pay the Purchase Price to Seller under this Agreement.
Section 5.6    Litigation. There are no Actions pending or, to the Knowledge of Buyer, threatened in writing against Buyer, by or before any Governmental Body that (a) challenge the validity or enforceability of this Agreement or any Transaction Document to which Buyer is a party or (b) seek to prevent, enjoin or otherwise delay the consummation of the transactions contemplated by this Agreement or any Transaction Document to which Buyer is a party. To the Knowledge of Buyer, no event has occurred or circumstance exists that would reasonably be expected to give rise to, or serve as a basis for, any such Action. Buyer is not subject to any Action of any Governmental Body that would impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement or any Transaction Document to which Buyer is a party.
Section 5.7    Indemnification Insurance Policy. Buyer has obtained a binder confirming the inception of the Indemnification Insurance Policy, a true, correct and complete copy of which has been provided to the Seller. Such binder has not been amended or modified, no amendment or modification of the binder or the Indemnification Insurance Policy is contemplated, and the binder has not been withdrawn or rescinded in any way. Buyer has fully paid any and all commitment fees or other fees due in connection with such binder and Buyer is not aware of any condition thereto that cannot be satisfied. Buyer has no reason to believe that the Indemnification Insurance Policy as evidenced by such binder will not be in full force and effect upon satisfaction of the conditions in the binder.
ARTICLE VI

COVENANTS
Section 6.1    Publicity. Following the execution of this Agreement, Buyer may issue a press release in a form previously agreed to by Buyer and the Seller, and may file such press release with the SEC with a Current Report on Form 8-K. Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), neither Buyer nor Seller, nor any of their Affiliates, shall make any other public announcement with respect to, or otherwise make any public statement concerning, this Agreement, the Transaction Documents, the transactions contemplated hereby and thereby, Telefonica S.A. and its Affiliate’s (including Seller’s) pre-Closing strategy with regard to the operation of, or its or their financing or investment in, any of the Acquired Companies, or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the parties shall cooperate as to the timing and contents of any such announcement, provided, that, in each case the party required to make the release or announcement shall use its commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance. Notwithstanding anything to the contrary in this Section 6.1, the Seller and its Representatives shall be permitted to make statements or communications to advisors with a need to know the information contained in such statements or communications without the consent of Buyer, and to counterparties to contracts, customers and suppliers of the Acquired Companies with a need to know the information contained in such statements or communications, subject to the prior written consent of Buyer, which consent shall not be unreasonably delayed, conditioned or withheld.
Section 6.2    Confidentiality. The provisions of the Confidentiality Agreement dated February 1, 2018 between Vonage Holdings Corp. and Telefónica, S.A. (the “Confidentiality Agreement”) shall remain in effect prior to and following the Closing in accordance with its terms. For a period of three (3) years from and after the Closing, the Seller shall, and shall cause its Affiliates to, hold, and shall use its commercially reasonable efforts to cause its or their respective Representatives to hold, in confidence any and all information, whether written or oral, concerning the Acquired Companies, except to the extent that the Seller can show that such information (a) is generally available to and known by the public through no fault of the Seller, any of its Affiliates or their respective Representatives; (b) is lawfully acquired by the Seller, any of its Affiliates or their respective Representatives from and after the Closing from sources which, to the knowledge of Seller, any of its Affiliates, or its or their respective Representatives, are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or (c) has been independently developed by the Seller, any of its Affiliates or their respective Representatives without reference to any such information concerning the Acquired Companies. If the Seller or any of its Affiliates or their respective Representatives are compelled to disclose any information by judicial or administrative process or by other requirements of applicable Law or request by a Governmental Body, the Seller shall promptly notify Buyer in writing and shall disclose only that portion of such information which the Seller is advised by its counsel in writing is legally required to be disclosed, provided that the Seller shall use commercially reasonable efforts to obtain (at Buyer’s expense) an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information. The confidentiality restrictions in this Section 6.2 and in the Confidentiality Agreement shall not prohibit the Seller or its Affiliates from disclosing information concerning the Acquired Companies (i) to their respective Representatives and (ii) as reasonably necessary to enforce Seller’s rights and remedies under this Agreement or any Transaction Document.
Section 6.3    Employees.
(a)    Following the Closing, neither Buyer nor any Acquired Company shall, at any time prior to 180 days after the Closing, take any action that would result in a “mass layoff” or “plant closing” as those terms are defined in WARN, or engage in any comparable conduct under any applicable state or foreign Law, affecting in whole or in part any facility, site of employment, operating unit or employee of an Acquired Company without complying fully with the requirements of WARN or such applicable state or foreign Law.
(b)    Prior to the Closing, Seller shall pay each employee of each Acquired Company for all vacation or PTO that each such employee has accrued but not used.
Section 6.4    Books and Records.
(a)    Buyer shall, and following the Closing shall cause the Company to, until the later of (i) the sixth (6th) anniversary of the Closing Date or (ii) the required retention period under Buyer’s document retention policy, retain all books, records and other documents pertaining to the business of the Acquired Companies relating to periods prior to the Closing Date and shall make the same available for inspection and copying by the Seller or any of the Representatives of the Seller at the expense of the Seller during the normal business hours of Buyer and the Company upon reasonable request and upon reasonable notice.
(b)    The Seller shall until the later of (i) the sixth (6th) anniversary of the Closing Date or (ii) the required retention period under the Seller’s document retention policy, retain all books, records and other documents of the Seller pertaining to the business of the Acquired Companies relating to periods prior to the Closing Date and shall make the same available for inspection and copying by Buyer or any of the Representatives of Buyer at the expense of Buyer during the normal business hours of the Seller upon reasonable request and upon reasonable notice.
Section 6.5    Use of Seller Group’s Name.
(a)    Buyer acknowledges that the Seller Group has the absolute and exclusive proprietary right to all names, marks, trade names, trademarks and service marks incorporating “Telefónica” in any form (the “Seller Group Trade Names”), and to all corporate symbols or logos incorporating “Telefónica” in any form (together with the Seller Group Trade Names, the “Seller Group Marks”). From and after the Closing, neither Buyer nor any Acquired Company shall use, and shall cause their respective Affiliates not to use, any Seller Group Marks or any confusingly similar marks in connection with the sale or distribution of any products or services.
(b)    Without limiting the generality of the foregoing:
(i)    following the Closing, neither Buyer nor any Acquired Company shall use or send any communications (including, without limitation, business cards, letterhead, promotional materials, marketing materials, emails, presentations, or other communications) bearing Seller Group Marks with or to any customers, suppliers or other third parties;
(ii)    promptly, and in any event no later than ten (10) Business Days, following the Closing, Buyer shall change the Company’s corporate name to remove the Seller Group Trade Names;
(iii)    promptly, and in any event no later than thirty (30) days, following the Closing, Buyer and the Acquired Companies shall remove all Seller Group Marks from all buildings, signs and vehicles of the Acquired Companies, and all electronic databases, web sites, schematics, plans, manuals, drawings and other materials, printed or otherwise, inventory and the like; and
(iv)    promptly, and within thirty (30) days following the Closing, Buyer and the Acquired Companies shall remove all Seller Group Marks from the uniforms and identification badges of the employees of the Acquired Companies and all other assets and property that have been transferred pursuant to this Agreement and the transactions contemplated hereby.
(c)    Buyer acknowledges and agrees that the Seller Group is and shall remain the owner of the Seller Group Marks and all goodwill attached thereto. This Agreement does not give Buyer or the Acquired Companies the right to use the Seller Group Marks except as expressly provided in this Agreement. Buyer agrees not to attempt to register the Seller Group Marks nor to register anywhere in the world a mark same as or similar to the Seller Group Marks. In no event shall Buyer or any Affiliate of Buyer advertise or hold itself out as any member of the Seller Group or an Affiliate of the Seller Group.
Section 6.6    Certain Intercompany Matters. Except as set forth in Section 6.6 of the Disclosure Schedule and except as otherwise expressly contemplated by this Agreement and the Transition Services Agreement: (a) all services provided by the Seller or any of its Affiliates (other than the Acquired Companies) to any of the Acquired Companies, (b) all services provided to the Seller or any of its Affiliates (other than the Acquired Companies) by any of the Acquired Companies and (c) all agreements between the Seller or any of its Affiliates (other than the Acquired Companies) on the one hand, and any of the Acquired Companies, on the other hand, in each case, shall be terminated as of immediately prior to the Closing without payment or incurrence of further liability or obligation (contingent or otherwise) thereunder, effective as of the Closing. If the Seller discovers after the date hereof that it holds any property or is a party to any Contracts that are primarily used in or relate to the business of the Acquired Companies, the Seller shall promptly notify Buyer and shall, if Buyer requests, transfer such property and Contracts to the applicable Acquired Company for no additional consideration.
Section 6.7    Non-competition; Non-solicitation.
(a)    For a period of eighteen (18) months commencing on the Closing Date (the “Restricted Period”), the Seller shall not, and shall not permit any of its Affiliates to: (i) engage in the Restricted Business in the Restricted Area; or (ii) have an interest consisting of the ownership of, or control over, a majority of the outstanding voting securities of a Person, including as a controlling partner, shareholder, lender, or investor, in any Person whose business consists of the Restricted Business in the Restricted Area. For the sake of clarity, the Restricted Business does not include: (i) the provision by the Seller, or any of its Affiliates, of services of any nature; provided that such services do not constitute the Restricted Business, to third parties who compete in the Restricted Business; (ii) the provision by the Seller, or any of its Affiliates, of telecommunications services such as unified communications, contact centers, or conferencing, including such services that integrate third party solutions which could operate in the Restricted Business; or (iii) the provision by the Seller, or any of its Affiliates, of telecommunication wholesale services such as unified communications, contact centers, or conferencing to other telecom operators.
(b)    During the Restricted Period, the Seller shall not, and shall not permit its Affiliates to, directly or indirectly on behalf of Seller or another member of the Seller Group, hire or solicit any employee of the Acquired Companies or encourage any such employee to leave or terminate such employment, except pursuant to a general solicitation which is not directed specifically to any such employees; provided, that nothing in this Section 6.7(b) shall prevent the Seller or its Affiliates from hiring any employee (i) who contacts the Seller or its Affiliates on his or her own initiative, as reasonably demonstrated through written records; or (ii) (a) whose employment has been terminated by the Acquired Companies or Buyer at the time Seller or its Affiliate initiated discussions with such person or (b) after ninety (90) days from the date of termination of employment by the relevant employee.
(c)    During the Restricted Period, the Seller shall not, and shall not permit its Affiliates to, solicit or entice, or attempt to solicit or entice, any current customer of the Acquired Companies as of the Closing Date with the specific intent of causing such customers to terminate or decrease their business or services from the Acquired Companies in the Restricted Business.
(d)    The Seller acknowledges that a breach or threatened breach of this Section 6.7 would give rise to irreparable harm to Buyer, for which monetary damages would not be an adequate remedy, and hereby agrees that in the event of a breach or a threatened breach by the Seller of any such obligations, Buyer shall, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).
(e)    The Seller acknowledges that the restrictions contained in this Section 6.7 are reasonable and necessary to protect the legitimate interests of Buyer and constitute a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.7 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.7 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
Section 6.8    Accounts Receivable. In the event following the Closing the Seller or any of its Affiliates collects all or part of any accounts receivable owed to any Acquired Company, such funds shall be promptly disbursed to the Company, by wire transfer of immediately available funds.
Section 6.9    401(k) Rollover. As soon as reasonably practicable following the Closing, (a) Buyer shall permit each Acquired Company employee who continues employment with the Acquired Companies or Buyer after Closing to elect to rollover his or her account balance or balances under the defined contribution plan maintained by the Seller that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Seller 401(k) Plan”), and Buyer shall cause the defined contribution plan maintained by Buyer that includes a qualified cash or deferred arrangement within the meaning of Section 401(k) of the Code (the “Buyer 401(k) Plan”) to accept such rollover (including earnings through the date of transfer and promissory notes evidencing all outstanding loans), in each case in accordance with applicable Law and the terms of the Buyer 401(k) Plan and the Seller 401(k) Plan, if such rollover is elected by such employee in accordance with applicable Law and the terms of such plans. The Seller shall use commercially reasonable efforts to cooperate to effect such transfers, including by exchanging any necessary participant records and engaging recordkeepers, administrators and other third parties. Effective as of no later than the Closing Date, the Acquired Companies shall cease to be participating employers in the Seller 401(k) Plan.
Section 6.10    Consents.
(a)    On or prior to the Closing Date, Seller will obtain a written consent (the “Landlord Consent”) from SIC-501 Second Street, LLC to the continuation of that certain Office Lease - 501 Second Street San Francisco, CA by and between SIC-501 Second Street, LLC, TokBox, Inc. and Telefonica Europe, PLC, as guarantor, dated October 24, 2013, as amended on September 1, 2015 and April 12, 2018 in accordance with its terms.
(b)    From and after the Closing, Seller will use its commercially reasonable efforts to obtain a written consent from China Unicom (Hong Kong) Operations Limited to the continuation of that certain TokBox Platform as a Service Agreement, by and between TokBox, Inc. and China Unicom (Hong Kong) Operations Limited, dated November 13, 2017 in accordance with its terms.
Section 6.11    Conduct of the Business Prior to Closing. From the date hereof until the Closing, except as otherwise provided in this Agreement or consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall, and shall cause the Acquired Companies to: (a) conduct the business of the Acquired Companies in the ordinary course of business; and (b) use commercially reasonable efforts to maintain and preserve intact the current organization, business and franchise of the Acquired Companies and to preserve the rights, franchises, goodwill and relationships of its employees, customers, contractors, suppliers, and others having business relationships with the Acquired Companies. From the date hereof until the Closing Date, except as consented to in writing by Buyer (which consent shall not be unreasonably withheld or delayed), Seller shall not cause or permit the Acquired Companies to take any action that would cause any of the changes, events or conditions described in Section 3.5 to occur.
Section 6.12    Tax Contests. If notice of any Action with respect to sales and use Taxes of the Acquired Companies for which the Seller may be held liable under this Agreement (a “Tax Contest”) shall be received by Buyer, any of the Acquired Companies or any of their Affiliates, Buyer shall notify the Seller in writing of such Tax Contest, provided, that failure to comply with this provision shall not affect Buyer’s right to indemnification hereunder except to the extent the Seller is actually and materially prejudiced thereby. Buyer shall have the right to represent the interests of the Acquired Companies in any Tax Contest; provided, however, (i) Buyer shall keep the Seller reasonably informed of the progress of such Tax Contest, including providing the Seller with all substantive written materials received from the relevant taxing authority and all substantive written materials submitted to such taxing authority by Buyer, and (ii) Buyer shall consult in good faith with the Seller prior to settling, compromising and/or otherwise conceding any portion of such Tax Contest and (iii) with respect to any Tax Contest (or portion thereof) that relates solely and exclusively to sales and use Taxes of the Acquired Companies for which the Seller is liable under this Agreement, Buyer shall not settle such Tax Contest (or portion thereof, as applicable) without the consent of the Seller, which consent shall not be unreasonably withheld, conditioned or delayed. Buyer and the Acquired Companies shall not initiate discussions regarding any voluntary disclosure agreements or enter any voluntary disclosure agreements with respect to sales and use Taxes for pre-Closing Tax periods without the prior consent of Seller. Buyer shall not be required to notify, consult with, or obtain the consent of, Seller to the extent Buyer does not seek indemnification for amounts paid by Buyer under a Tax Contest or voluntary disclosure agreement.
Section 6.13    Tax Refunds. The Seller shall be entitled to any refunds or credits in lieu of refunds received for any income Taxes paid by TokBox Australia Pty Limited for any taxable period (or portion thereof) ending on or prior to the Closing Date, in each case along with any interest paid by the relevant Tax authority with respect thereto. Any such refunds to which the Seller is entitled that are received by Buyer, the Acquired Companies, or their Affiliates after the Closing Date, shall be caused by Buyer to be paid to the Seller within five (5) Business Days after receipt thereof (net of any out-of-pocket costs or expenses incurred by Buyer or the Acquired Companies in connection with such refund or credit in lieu of a refund). Buyer shall reasonably cooperate (at Seller’s sole cost and expense) with the Seller in obtaining any such refunds, including through the filing of amended Tax Returns or refund claims; provided, however, Buyer shall have no affirmative obligation to challenge any determination by a taxing authority that Buyer or the Acquired Companies are not entitled to such refund or credit in lieu of a refund in any administrative or judicial proceeding.
ARTICLE VII

INDEMNIFICATION; REMEDIES
Section 7.1    Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until March 31, 2019; provided, however, that the Company Fundamental Representations, the Buyer Fundamental Representations and the representations and warranties set forth in Section 3.7 (Taxes) shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days; and, provided, further, that with respect to claims arising from Intentional Fraud, criminal activity or willful breaches of covenants, all representations, warranties, covenants and agreements of the parties contained herein shall survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus sixty (60) days. All covenants and agreements of the parties contained herein shall survive indefinitely or for the shorter period specified therein. Notwithstanding the foregoing, any claims asserted prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved; provided, however, that any claim in respect of a breach of representations and warranties set forth in Section 3.7 (Taxes) must be asserted prior to the sixtieth (60th) day following the expiration of the applicable statutes of limitations. It is the express intent of the parties hereto that if any of the survival periods contemplated above are shorter or longer than the statute of limitations that would otherwise have been applicable to such matter then, by this Agreement, the applicable statute of limitations with respect to such matter shall have no effect on such time period.
Section 7.2    Indemnification.
(a)    Subject to the limitations set forth herein, including Section 7.3, Section 7.8, and Section 7.9, the Seller shall indemnify and hold harmless Buyer, its Affiliates (including the Acquired Companies after the Closing) and their respective Representatives (collectively, “Buyer Indemnified Persons”) for, and will pay to such Buyer Indemnified Persons the amount of, any loss, liability, claim, damage, judgment, interest, award, penalty, fine, cost or expense of whatever kind (including reasonable and out-of-pocket attorneys’ fees, the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers), whether or not involving a Third-Party Claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with:
(i)    any inaccuracy in or breach of any of the representations or warranties of the Seller contained in this Agreement or in any certificate delivered by or on behalf of the Seller or the Acquired Companies pursuant to this Agreement, as of the date such representation or warranty was made (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);
(ii)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Seller pursuant to this Agreement;
(iii)    any claim or assertion in respect of any (A) unpaid Indebtedness, (B) Company Transaction Expenses, or (C) broker’s or agent’s fees or expenses arising out of the transactions contemplated by this Agreement by a Person claiming to have been engaged by the Seller, the Acquired Companies or their respective Affiliates;
(iv)    the Carve-Out Transaction and the assets and businesses related thereto; and
(v)    any sales and use Tax imposed on an Acquired Company with respect to liabilities attributable to any tax period (or portion thereof) on or before the Closing Date.
(b)    Subject to the limitations set forth herein, including Section 7.3, Section 7.8, and Section 7.9, Buyer shall indemnify and hold harmless the Seller, its Affiliates and their respective Representatives (collectively, “Seller Indemnified Person”), for, and will pay to the Seller Indemnified Persons the amount of Damages arising, directly or indirectly, from or in connection with:
(i)    any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement or in any certificate delivered by or on behalf of Buyer pursuant to this Agreement, as of the date such representation or warranty was made (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date); or
(ii)    any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Agreement.
Section 7.3    Certain Limitations.
(a)    Except for claims arising from Intentional Fraud, criminal activity or willful breaches of covenants, any Damages for which the Seller shall be liable pursuant to Section 7.2(a)(i) shall be satisfied solely by recovery by Buyer under the Indemnification Insurance Policy and Buyer will have no recourse against the Seller with respect to any such Damages, whether or not the entirety of any such Damages is covered by the Indemnification Insurance Policy or whether or not the Indemnification Insurance Policy has expired, been terminated or lapsed; provided that (i) the Seller shall be directly liable to the Buyer Indemnified Persons for such Damages pursuant to Section 7.2(a)(i) in excess of the Indemnification Deductible up to an amount not to exceed $250,000 (the “Cap”), and (ii) the Seller shall have no liability for indemnification under Section 7.2(a)(i) unless and until the aggregate amount of such Damages exceeds $250,000 (the “Indemnification Deductible”); and provided further that in the case of any inaccuracy in or breach of any Company Fundamental Representation, the Seller shall be directly liable to the Buyer Indemnified Persons to the extent such Damages are not covered by the Indemnification Insurance Policy for any reason other than the lack of good faith efforts by the Buyer Indemnified Persons to seek recovery thereunder and comply with the terms and conditions thereof (including the deductible provided for therein, the coverage limit being exceeded or coverage being denied), up to an amount equal to the Purchase Price actually received by the Seller pursuant to this Agreement.
(b)    Notwithstanding anything to the contrary herein, except for Damages resulting from Intentional Fraud, criminal activity or willful breaches of covenants, (i) the aggregate liability of the Seller for all Damages under Section 7.2(a) shall not exceed the aggregate Purchase Price actually received by the Seller pursuant to this Agreement, and (ii) the aggregate liability of Buyer for all Damages under Section 7.2(b) shall not exceed the aggregate Purchase Price actually paid by the Buyer pursuant to this Agreement.
(c)    The parties hereto expressly waive any claim to consequential, punitive or indirect, lost profits, diminution in value, special, exemplary or similar damages or any damages based on any type of multiple, except, in each case, (i) in the event of diminution of value to the extent that such diminution of value is the probable and reasonably foreseeable result of the applicable breach of a representation, warranty, covenant or agreement hereunder, (ii) to the extent actually recovered by a third party (including a Governmental Body) from an Indemnified Person, or (iii) in the event of Intentional Fraud, criminal activity or willful breaches of covenants.
(d)    An Indemnified Person entitled to indemnification by an Indemnifying Person pursuant to this Article VII with respect to any claim or group of related claims shall only be entitled to recover once for such claim or group of related claims notwithstanding that such claim or group of related claims may constitute a breach of two or more representations and/or warranties set forth in this Agreement.
(e)    No Buyer Indemnified Person shall be entitled to indemnification under this Agreement (i) in respect of any Damages to the extent such Damages were taken into account in the calculation of the Final Closing Working Capital, Company Indebtedness or Company Transaction Expenses, or (ii) for any Damages relating to any matter to the extent that there is included in the Interim Financial Statements a specific liability or reserve relating to such matter.
(f)    For purposes of determining (i) whether there has been any misrepresentation or breach of a representation or warranty and (ii) the amount of any Damages resulting therefrom, all qualifications or exception in any representation or warranty relating to or referring to the terms “material”, “materiality”, “Material Adverse Effect”, “in all material respects” or any similar qualification, term or phrase shall be disregarded.
(g)    Seller makes no representations or warranties regarding the amount or availability of any net operating loss, capital loss, tax credit carryover or other Tax asset or liability of the Acquired Companies in any taxable period (or portion thereof) beginning after the Closing.
Section 7.4    Procedure for Indemnification -- Third-Party Claims.
(a)    In the event of an occurrence which any Indemnified Person asserts a claim that is subject to indemnification hereunder, the Indemnified Person shall provide reasonably prompt written notice of such event to the Indemnifying Person specifying in reasonable detail the factual basis for such claim (to the extent then known to the Indemnified Person), the specific section of this Agreement upon which the claim is based, an estimate, if possible, of the amount of Damages suffered by the Indemnified Person, and whether the claim is based on a claim by a third party (the “Indemnification Notice”), and shall otherwise make available to the Indemnifying Person all relevant information which is material to the claim and which is in the possession of the Indemnified Person. An Indemnified Person’s failure to give timely notice or to furnish the Indemnifying Person with any relevant data and documents in connection with any claim of any third party (a “Third-Party Claim”) shall not constitute a defense (in part or in whole) to any claim for indemnification by such party, except and only to the extent that such failure shall result in any material prejudice to the Indemnifying Person. If such event involves a Third-Party Claim (other than any audit, litigation or other proceeding with respect to Taxes or Tax Returns of the Acquired Companies), the Indemnifying Person may elect, at its sole expense (without prejudice to the right of the Indemnified Person to fully participate at its own expense through counsel of its own choosing) to assume control of the defense, settlement, adjustment or compromise of any Third-Party Claim if the Indemnifying Person gives written notice to the Indemnified Person of its intention to do so no later than thirty (30) days following its receipt of the Indemnification Notice; provided, however, that the Indemnifying Person shall not settle or compromise a Third-Party Claim without the prior written consent of all Indemnified Persons (which consent shall not be unreasonably withheld, conditioned or delayed), which consent shall not be required if the settlement or compromise provides for a release from liability for such Indemnified Person or the settlement does not impose any obligations on the Indemnified Party other than financial obligations for which such Indemnified Person shall be indemnified in full by the Indemnifying Person in the terms and with the limitations set forth in this Agreement. If the Indemnifying Person fails to respond to the Indemnification Notice within the aforementioned thirty (30) days, it shall be considered that it has rejected the relevant Third-Party Claim. If the Indemnifying Person does not so choose to assume control of the defense, settlement, adjustment or compromise of any such Third-Party Claim for which any Indemnified Person would be entitled to indemnification hereunder, then the Indemnified Person shall have the right to conduct the defense, settlement, adjustment or compromise of any such Third-Party Claim, and the expenses of the Indemnified Person may be considered Damages for which the Indemnified Person shall be entitled to seek indemnification under this Article VII. No such claim shall be settled, adjusted or compromised, or the defense thereof terminated by the Indemnified Person, without the prior written consent of the Indemnifying Person (which consent shall not be unreasonably withheld).
(b)    The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any Third-Party Claims. Notwithstanding anything in this Section 7.4 to the contrary, none of the Seller or any Indemnified Person shall, without the written consent of, in the case of Buyer, the Seller, and in the case of the Seller, Buyer, not to be unreasonably withheld or delayed, settle or compromise any Third-Party Claim or permit a default or consent to entry of any judgment unless the claimant and such Person provide to such other party an unqualified release from all liability in respect of the Third-Party Claim.
Section 7.5    Procedure for Indemnification -- Other Claims. A claim for indemnification for any matter not involving a Third-Party Claim shall be asserted pursuant to an Indemnification Notice from Buyer to the Seller in the case where a Buyer Indemnified Person is the Indemnified Person or from the Seller to Buyer in the case where a Seller Indemnified Person is the Indemnified Person. The party receiving such Indemnification Notice may object to such claim by delivery of a written notice of such objection specifying in reasonable detail the basis for the objection. If the receiving party of the Indemnification Notice fails to respond, it shall be considered that it has rejected the relevant claim. Thereafter, the parties hereto shall work in good faith to resolve such disputes and may pursue any and all remedies available to such party in connection with such claim, subject to the limitations set forth in this Article VII.
Section 7.6    Treatment of Indemnification Payments. Any payments made pursuant to the indemnification obligations arising under this Agreement shall be treated as an adjustment to the Purchase Price for all Tax purposes, unless otherwise required by applicable Law. Any indemnity payment with respect to any indemnity claim shall be net of an amount equal to any insurance or other third-party proceeds (other than proceeds pursuant to the Indemnification Insurance Policy) realized by and paid to an Indemnified Person (or the Company in the case where Buyer has asserted the claim on behalf of the Company) with respect to such claim.
Section 7.7    Final Determination of Claims; Payment. Upon a final determination of an indemnification claim made by the Indemnified Person, whether such final determination is by reason of (i) the mutual agreement of the Indemnifying Person and the Indemnified Person, (ii) a settlement entered into with the consent (when required) of the Indemnified Person, or (iii) a final judgment of a court of competent jurisdiction which is either not subject to any further appeals or the time for giving notice to take such appeals has lapsed and no such notice was filed (each a “Final Determination”), then the amount of the Damages stated in such Final Determination shall be paid by the Indemnifying Person within ten (10) Business Days after the date of such Final Determination, which payment of Damages shall be in cash or by cashier’s check or by wire transfer of immediately available funds.
Section 7.8    Exclusive Remedy. Buyer and the Seller acknowledge and agree that their sole and exclusive remedy following the Closing for monetary relief with respect to any breach of any representation or warranty, covenant or agreement with respect to any and all claims (other than claims arising from Intentional Fraud, criminal activity or willful breaches of covenants) relating to the subject matter of this Agreement shall be pursuant to the provisions set forth in this Article VII; provided, however, nothing in this Section 7.8 affects an Indemnified Person’s right to enforce its indemnification rights hereunder; provided, further, that nothing in this Section 7.8, or in any other provision of this Agreement, shall limit any Person’s right to seek and obtain any equitable relief to which any Person shall be entitled or to seek any remedy on account of any party’s Intentional Fraud, criminal activity or willful breaches of covenants.
Section 7.9    Indemnification Insurance Policy Process. Notwithstanding anything herein to the contrary, except for claims arising from (i) Intentional Fraud, criminal activity or willful breaches of covenants, and (ii) any inaccuracy or breach of the Company Fundamental Representations any claims by any Buyer Indemnified Person under the Indemnification Insurance Policy shall be asserted and resolved in compliance with the procedures set forth in the Indemnification Insurance Policy. Any objections by the provider under the Indemnification Insurance Policy for any indemnification claim brought by a Buyer Indemnified Person under the Indemnification Insurance Policy, as well as the resolution of any disputes related thereto, shall also proceed in accordance with the procedures set forth in the Indemnification Insurance Policy. Any Buyer Indemnified Person will provide to the Seller, concurrently with delivery to the requisite parties under the Indemnification Insurance Policy, copies of any indemnification claim submitted by such Buyer Indemnified Person pursuant to the Indemnification Insurance Policy.
Section 7.10    Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate.
ARTICLE VIII

GENERAL PROVISIONS
Section 8.1    Notices. All notices, requests, claims, demands and other communications under this Agreement will be in writing and will be deemed given if delivered personally (with written confirmation of receipt), sent by overnight courier (providing proof of delivery) or when received via email (with confirmation of delivery) to the parties at the following addresses (or at such other address for a party as specified by like notice):
If to the Seller (or the Company on or prior to the Closing Date), to:
Telefónica Digital Limited
20 Air Street, London W1B 5AN
England (UK)
Attn.: Antonio Marti Ciruelos
Email: Antonio.Marti@telefonica.com
with a copy to (which shall not constitute notice) to:
Telefónica, S.A.
Ronda de la Comunicación s/n
Edificio Central
28050 Madrid
Spain
Attn.: General Counsel
with a copy to (which shall not constitute notice) to:
Goodwin Procter LLP
601 Marshall St.
Redwood City, CA 94063
Attention:    Anthony McCusker
Nathan Hagler
Email:     AMcCusker@goodwinlaw.com
NHagler@goodwinlaw.com
If to Buyer (or the Company after the Closing Date), to:
Nexmo Inc.
c/o Vonage Holdings Corp.
23 Main Street
Holmdel, NJ 07733
Attention:    David Pearson, Chief Financial Officer
Randy K. Rutherford, Chief Legal Officer
EMail: david.pearson@vonage.com
randy.rutherford@vonage.com

with a copy (which shall not constitute notice) to:
Morrison & Foerster LLP
250 W. 55th Street
New York, NY 10019
E-mail: SpencerKlein@MoFo.com
Attention: Spencer D. Klein, Esq.
Section 8.2    Disclosure Schedule. Certain information set forth in the schedules to this Agreement (the “Disclosure Schedule”) is not intended to constitute, and shall not be construed as constituting, additional representations or warranties of the Seller except to the extent expressly provided in this Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations or warranties. Certain information set forth in the Disclosure Schedule is included solely for information purposes and may not be required to be disclosed pursuant to this Agreement. The inclusion of an item in a section of the Disclosure Schedule as an exception to a representation or warranty shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations or warranties of the Seller nor shall such information constitute an admission by any party that such item constitutes an item, event, circumstance or occurrence that is material to the Seller or any Acquired Company or constitutes a Material Adverse Effect. No modifications, qualifications or exceptions to any representations or warranties disclosed on one schedule will constitute a modification, qualification or exception to any other representations or warranties made in this Agreement unless, and only to the extent that, it is reasonably apparent on the face of such modifications, qualifications or exceptions that they also constitute a modification, qualification or exception to such other representations or warranties. Disclosure of any allegations with respect to any alleged breach, violation or default under any contractual or other obligation, or any law, is not an admission that such breach, violation or default has occurred. Headings and subheadings have been inserted on certain sections of the Disclosure Schedule for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of such sections of the Disclosure Schedule. The information provided in the Disclosure Schedule is being provided solely for the purpose of making disclosures to Buyer under this Agreement. In disclosing this information, neither none of the Acquired Companies nor the Seller waives, and expressly reserves any rights under, any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.
Section 8.3    Binding Effect. Except as expressly set forth in Article VII, this Agreement shall be binding solely upon and solely inure to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 8.4    Waiver of Conflicts; Deal Communications.
(a)    Each of the parties hereto acknowledges and agrees that Goodwin Procter LLP (“Goodwin”) has acted as counsel to the Acquired Companies and the Seller (together with the Affiliates of Seller (other than the Acquired Companies), collectively, the “Seller Parties”) in connection with the negotiation of this Agreement and the Transaction Documents and consummation of the transactions contemplated hereby and thereby.
(b)    Buyer hereby consents and agrees to, and agrees to cause each Acquired Company to consent and agree to, Goodwin representing any of the Seller Parties after the Closing, including with respect to disputes in which the interests of the Seller Parties may be directly adverse to Buyer and its Subsidiaries (including the Acquired Companies), and even though Goodwin may have represented an Acquired Company in a matter substantially related to any such dispute. Buyer further consents and agrees to, and agrees to cause each Acquired Company to consent and agree to, the communication by Goodwin to the Seller Parties in connection with any such representation of any fact known to Goodwin arising by reason of Goodwin’s prior representation of the Acquired Companies.
(c)    In connection with the foregoing, Buyer hereby irrevocably waives and agrees not to assert, and agrees to cause each Acquired Company to irrevocably waive and not to assert, any conflict of interest arising from or in connection with (i) Goodwin’s prior representation of the Acquired Companies and (ii) Goodwin’s representation of the Seller Parties prior to and after the Closing, in each case, in furtherance of the provision of legal services.
(d)    Buyer further agrees, on behalf of itself and, after the Closing, on behalf of the Acquired Companies, that all communications in any form or format whatsoever between or among any of Goodwin, any Acquired Company, and/or any Seller Party, or any of their respective Representatives that relate in any way to the negotiation, documentation and consummation of the transactions contemplated by this Agreement or any dispute arising under this Agreement (collectively, the “Deal Communications”) shall be deemed to be retained and owned collectively by the Seller Parties, shall be controlled by the Seller on behalf of the Seller Parties and shall not pass to or be claimed by Buyer or any Acquired Company. All Deal Communications that are attorney-client privileged (the “Privileged Deal Communications”) shall remain privileged after the Closing and the privilege and the expectation of client confidence relating thereto shall belong solely to the Seller Parties, shall be controlled by the Seller on behalf of the Seller Parties and shall not pass to or be claimed by Buyer or any Acquired Company.
(e)    Notwithstanding the foregoing, in the event that a dispute arises between Buyer, or any Acquired Company, on the one hand, and a third party other than a Seller Party, on the other hand, Buyer or such Acquired Company may assert the attorney-client privilege to prevent the disclosure of the Privileged Deal Communications to such third party; provided, however, that none of Buyer or such Acquired Company may waive such privilege without the prior written consent of the Seller. In the event that Buyer or any Acquired Company is legally required by Governmental Order or otherwise to access or obtain a copy of all or a portion of the Deal Communications, Buyer shall immediately (and, in any event, within five (5) Business Days) notify the Seller in writing (including by making specific reference to this Section) so that the Seller can seek a protective order and Buyer agrees to use all commercially reasonable efforts to assist therewith.
(f)    To the extent that files or other materials maintained by Goodwin constitute property of its clients, only the Seller Parties shall hold such property rights and Goodwin shall have no duty to reveal or disclose any such files or other materials or any Deal Communications by reason of any attorney-client relationship between Goodwin and any Acquired Company.
(g)    Buyer agrees that it will not, and that it will cause each Acquired Company not to, (i) access or use the Deal Communications, including by way of review of any electronic data, communications or other information, or by seeking to have any Seller Party waive the attorney-client or other privilege, or by otherwise asserting that Buyer or an Acquired Company has the right to waive the attorney-client or other privilege or (ii) seek to obtain the Deal Communications from Goodwin. In furtherance of the foregoing, it shall not be a breach of any provision of this Agreement if prior to the Closing, an Acquired Company and/or any Seller Party, or any of their respective Representatives takes any action to protect from access or remove from the premises of such Acquired Company (or any offsite back-up or other facilities) any Deal Communications, including without limitation by segregating, encrypting, copying, deleting, erasing, exporting or otherwise taking possession of any Deal Communications (any such action, a “Permitted Removal”). In the event that, notwithstanding any good faith attempts by any Seller Party, or any of their respective Representatives to achieve a Permitted Removal of any Deal Communication, any copy, backup, image, or other form or version or electronic vestige of any portion of such Deal Communication remains accessible to or discoverable or retrievable by Buyer (each, a “Residual Communication”), Buyer agrees that it will not, and that it will cause each Acquired Company and its Representatives not to intentionally use or attempt to use any means to access, retrieve, restore, recreate, unarchive or otherwise gain access to or view any Residual Communication for any purpose.
Section 8.5    Assignment. Except as expressly permitted by the terms hereof, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.
Section 8.6    Severability. If any provision of this Agreement, or the application thereof to any Person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. Except as provided in Section 6.7(e), upon such determination that any term or other provision (or portion thereof) is invalid, illegal or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 8.7    Fees and Expenses. Unless otherwise expressly provided herein, all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such costs and expenses.
Section 8.8    Choice of Law/Consent to Jurisdiction. All disputes, claims or controversies in connection with, arising out of, or relating to this Agreement or the negotiation, validity or performance of this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to its rules of conflict of Laws. Each of the Company, Buyer and the Seller hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the courts of the Delaware (or, if such court declines to accept jurisdiction over a particular matter or matters, in any federal district court within the State of Delaware) (the “Chosen Courts”) for any litigation, controversy or dispute arising out of or relating to this Agreement, the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Chosen Courts and agrees not to plead or claim in any Chosen Court that such litigation brought therein has been brought in any inconvenient forum. Each of the parties hereto agrees, (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and (b) that service of process may also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service. Service made pursuant to (a) or (b) above shall have the same legal force and effect as if served upon such party personally within the State of Delaware.
Section 8.9    WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT OR THE TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY OR THE FORMATION, BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT OR THE TRANSACTION DOCUMENTS. Each party hereto certifies and acknowledges that (a) no Representative or any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party hereto understands and has considered the implications of this waiver, (c) each party hereto makes this waiver voluntarily and (d) each party hereto has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications of this Section 8.9. Either party hereto may file an original counterpart or a copy of this Agreement with any court as written evidence of the consent of the parties to the waiver of their right to trial by jury.
Section 8.10    Amendment. This Agreement may be only amended by the parties hereto by an instrument in writing signed by Buyer and the Seller.
Section 8.11    Waiver. At any time from and after the Closing Date, Buyer or the Seller may, to the extent legally allowed, waive compliance by the other applicable party with any of the agreements contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument signed on behalf of the party against whom such waiver is to be enforced. Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of this Agreement by such party. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 8.12    No Agreement Until Executed. Irrespective of negotiations among the parties or the exchanging of drafts of this Agreement, this Agreement shall not constitute or be deemed to evidence a contract, agreement, arrangement or understanding among the parties hereto unless and until this Agreement is executed and delivered by the parties hereto.
Section 8.13    Mutual Drafting. The parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of Laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.
Section 8.14    Specific Performance. Each of the parties hereto acknowledges that the rights of each party to consummate the transactions contemplated hereby are unique and recognizes and affirms that in the event of a breach of this Agreement by any such party, money damages may be inadequate and the non-breaching party may have no adequate remedy at Law. Accordingly, the parties hereto agree that such non-breaching party shall have the right, in addition to any other rights and remedies existing in its favor at Law or in equity, to enforce its rights and the other party’s obligations hereunder not only by an action, suit, claim or proceeding for damages but also by an action, suit, claim or proceeding for specific performance, injunctive and/or other equitable relief (without posting of bond or other security). Each of the parties hereto agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by the Seller, on the one hand, and to prevent or restrain breaches of this Agreement by Buyer, on the other hand, and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties under this Agreement. Each of the parties hereby irrevocably submits with regard to any such action or proceeding relating to this Section 8.14, for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the Chosen Courts and agrees that it will not bring any action relating to this Section 8.14 in any court other than the Chosen Courts. For purposes of this Section 8.14, each of the parties hereto hereby consents to service of process in accordance with the terms of Section 8.8 of this Agreement
Section 8.15    Miscellaneous. This Agreement and the Transaction Documents, together with the Schedules and Exhibits hereto and thereto, and any documents executed by the parties simultaneously herewith or pursuant thereto, constitute the sole and entire agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements and understandings, written and oral, among the parties with respect to the subject matter hereof and thereof, other than the Confidentiality Agreement, which shall survive the execution of this Agreement and any termination of this Agreement. In the event of any inconsistency between the statements in the body of this Agreement and those in the Transaction Documents, the Exhibits and the Disclosure Schedule (other than an exception expressly set forth as such in the Disclosure Schedule), the statements in the body of this Agreement will control.
Section 8.16    Release.
(a)    Release of Claims. The Seller on behalf of itself and any of its predecessors, Affiliates, successors and assigns, and, to the extent legally permissible, any of their respective past, present or future Representatives (the “Releasing Party”), irrevocably and unconditionally fully and forever waives, releases and discharges the Acquired Companies and their respective Representatives (the “Released Party”) from any and all actions, causes of action, controversies, suits, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, agreements, promises, losses, liabilities, damages, judgments, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law or equity (collectively, “Claims”) which relate to or arise out of the Seller’s rights or status as a direct or indirect shareholder of the Acquired Companies, other than any Claims which arise out of (a) this Agreement or any Transaction Documents to which the Releasing Party is a party or is a beneficiary or (b) if such Releasing Party was an employee of any of the Acquired Companies prior to Closing, relating to compensation and benefits under any Benefit Plan of any of the Acquired Companies that are due but unpaid prior to the Closing Date, or (c) any claim for insurance coverage that such Person may have as a present or former “insured” (whether specifically named or not) under any commercial liability insurance policy of any of the Acquired Companies in effect for any period up to and including the Closing Date. The Releasing Party understands that this is a full and final release of all Claims that could have been asserted in any legal or equitable proceeding against the Released Parties, except as expressly set forth in this Section 8.16(a).
(b)    Release of Unknown Claims. The Releasing Party understands that there is a risk that subsequent to execution and delivery of this Release, (i) such Releasing Party may suffer Damages that may be in some way caused by or related to the matters released by this Section 8.16, but that are unknown or unanticipated at the time of execution of this Agreement, (ii) such Releasing Party may discover facts or circumstances that may be different from, or in addition to, those facts or circumstances that such Releasing Party now knows or believes to exist regarding the subject matter of this Section 8.16, and which, if known at the time of signing this Agreement, may have materially affected the Releasing Party’s decision to grant the release under this Section 8.16 and (iii) Damages presently known may be or become greater than the Releasing Party now expects or anticipates. The Releasing Party hereby waives any Claim that might arise as a result of such different or additional facts or circumstances.
Section 8.17    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 8.18    Execution and Delivery. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. Email or other electronic transmission of counterpart signatures to this Agreement shall be acceptable and binding.

Section 8.19    No Additional Representations. Buyer acknowledges that (a) none of Seller, the Acquired Companies, or any other Person has made any representation or warranty, expressed or implied, as to the Acquired Companies, the accuracy or completeness of any information regarding the Acquired Companies furnished or made available to Buyer or its Representatives, or any other matter related to the transactions contemplated herein, except as expressly set forth in this Agreement, (b) Buyer has not relied on any representation or warranty from the Seller, the Acquired Companies, or any other Person in determining to enter into this Agreement, except as expressly set forth in this Agreement, (c) none of the Seller, the Acquired Companies, or any other Person shall have or be subject to any liability to Buyer or any other Person resulting from the distribution to Buyer, or Buyer’s use of, any information, documents or materials made available to Buyer or its Representatives or conveyed in any management presentations or in any other form in expectation of the transactions contemplated hereby, and (d) none of the Seller, the Acquired Companies, or any other Person shall have any liability to Buyer or any other Person with respect to any projections, forecasts, estimates, plans or budgets of future revenue, expenses or expenditures, future results of operations, future cash flows or the future financial condition of the Acquired Companies or the future business, operations or affairs of the Acquired Companies; provided, however, that subject to the terms of Article VII, the foregoing clauses (a) and (b) shall not apply to any claim for Intentional Fraud, criminal activity or willful breaches of covenants.
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IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first above written.
SELLER:        TELEFÓNICA DIGITAL LTD.
By:    /s/ Antonio Marti
Name:    Antonio Marti
Title:    Authorized Signatory
COMPANY:        TELEFONICA DIGITAL, INC.
By:    /s/ Antonio Marti
Name:    Antonio Marti
Title:    Authorized Signatory
BUYER:        NEXMO INC.
By:    /s/ David Pearson
Name: David Pearson
Title:    Vice President